UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Smurfit-Stone Container Corporation
(Name of Registrant as Specified In Its Charter)

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SMURFIT-STONE CONTAINER CORPORATION
150 N. Michigan Avenue
Chicago, Illinois 60601-7568

April 3, 2007

Dear Stockholder:

You are cordially invited to attend our Company’s 2007 Annual Meeting of Stockholders, which will be held on Wednesday, May 9, 2007, at 10:00 a.m. Central Time at the Chicago Club, 81 East Van Buren, Chicago, Illinois 60605. The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting.

Your vote is important to us and your shares should be represented at the meeting whether or not you are personally able to attend. Accordingly, I encourage you to mark, sign, date, and return the accompanying proxy promptly. Alternatively, you may vote either by telephone or via the Internet. Instructions for using these convenient services are set forth on the proxy card.

On behalf of the Board of Directors, thank you for your continued support of Smurfit-Stone Container Corporation.

Sincerely,

PATRICK J. MOORE
Chairman and Chief Executive Officer

SMURFIT-STONE CONTAINER CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 9, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Smurfit-Stone Container Corporation, a Delaware corporation (the “Company”), will be held on Wednesday, May 9, 2007, at 10:00 a.m. Central Time at the Chicago Club, 81 East Van Buren, Chicago, Illinois 60605, to act upon the following matters, which are described more fully in the accompanying Proxy Statement:

1.                 The election of ten (10) directors for terms of office expiring at the Annual Meeting of Stockholders in 2008;

2.                 The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2007; and

3.                 Such other business as may properly come before the meeting and/or any adjournment or postponement thereof.

All holders of common stock of record at the close of business on March 12, 2007 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the nominees listed in the attached Proxy Statement to be members of the Board of Directors of the Company; FOR the ratification of the appointment of the independent registered public accounting firm for the Company for 2007; and on other business that may properly come before the Annual Meeting, as the named proxies in their best judgment shall decide.

Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying the Secretary of the Company in writing at 150 N. Michigan Avenue, Chicago, Illinois 60601-7568, prior to the Annual Meeting, and, if you attend the Annual Meeting, you may revoke your proxy if previously submitted and vote in person by notifying the Secretary of the Company at the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy as soon as possible. You may submit your proxy for the Annual Meeting by completing, signing, dating and returning your proxy in the pre-addressed envelope provided, or, in most cases, by telephone or Internet.

By Order of the Board of Directors,

CRAIG A. HUNT
Secretary
Chicago, Illinois April 3, 2007

Proxy Statement for the
Annual Meeting of Stockholders of
SMURFIT-STONE CONTAINER CORPORATION
To be held on Wednesday, May 9, 2007

SMURFIT-STONE CONTAINER CORPORATION

PROXY STATEMENT

FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Smurfit-Stone Container Corporation, a Delaware corporation (the “Company”), 150 North Michigan Avenue, Chicago, Illinois 60601-7568, for use at the 2007 Annual Meeting of Stockholders to be held on Wednesday, May 9, 2007, at 10:00 a.m. Central Time at the Chicago Club, 81 East Van Buren, Chicago, Illinois 60605. The Board of Directors of the Company (the “Board”) urges you to promptly execute and return your proxy in the enclosed envelope. Alternatively, stockholders may also deliver proxies via the Internet or by calling a toll-free telephone number (1-866-540-5760). Each of these voting procedures is designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Instructions for voting by telephone and via the Internet are set forth on the enclosed proxy card.

Any stockholder submitting a proxy may revoke such proxy (including a proxy by telephone or the Internet) at any time prior to its exercise by notifying the Secretary of the Company, in writing, prior to the Annual Meeting. Any stockholder attending the Annual Meeting may revoke his or her proxy (including a proxy by telephone or the Internet) and vote personally by notifying the Secretary of the Company at the Annual Meeting. Only stockholders of record at the close of business on March 12, 2007, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. At the close of business on March 12, 2007, the Company had 254,988,785 outstanding shares of common stock, $.01 par value per share (the “Common Stock”), and 4,599,300 outstanding shares of 7% Series A Cumulative Exchangeable Redeemable Convertible Preferred Stock (the “Preferred Stock”). Each share of Common Stock entitles the holder thereof to one vote. The holders of the Preferred Stock are not entitled to vote on the matters to be voted on at the Annual Meeting.

If the accompanying proxy card is signed and returned, the shares represented thereby will be voted in accordance with the directions on the proxy card. Unless a stockholder specifies otherwise therein, the proxy will be voted in accordance with the recommendations of the Board on all proposals. The presence in person or by proxy of a majority of the voting power represented by outstanding shares of Common Stock (127,494,393 shares) will constitute a quorum for the transaction of business at the Annual Meeting.

Directors will be elected by a plurality of the voting power represented and entitled to vote at the meeting. The passage of any other proposal will be determined by the affirmative vote of the majority of the voting power represented and entitled to vote at the meeting. In the election of directors, abstentions and broker non-votes will not affect the outcome except in determining the presence of a quorum; they will not be counted toward the number of votes required for any nominee’s election. An instruction to “abstain” from voting on any other proposal will have the same effect as a vote against the proposal. Broker non-votes will not be considered as present and entitled to vote on the proposals; therefore, broker non-votes will have no effect on the number of affirmative votes required to adopt such proposal. In accordance with a policy adopted in 2006 by the Board at the recommendation of its Nominating and Governance Committee, any current Director in an uncontested election who, although re-elected, does not receive a majority of the votes cast by the stockholders in respect of his or her election shall promptly tender his or her resignation for consideration by the Board.

This Proxy Statement and the enclosed proxy card are being mailed to the stockholders of the Company on or about April 3, 2007.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board currently consists of ten directors. Each of the directors is serving a term expiring at the Annual Meeting, and is being nominated for re-election. The Board recommends a vote FOR the ten nominees. If re-elected, each nominee will serve until the annual election of directors in the year 2008 or until his or her successor is duly elected and qualified, or his or her earlier death, resignation or removal. If any of the nominees is unavailable for election, an event which the Board does not presently anticipate, the persons named in the enclosed proxy intend to vote the proxies solicited hereby FOR the election of such other nominee or nominees as may be nominated by the Board.

Based on the recommendation of the Nominating and Governance Committee, all of the nominees have been approved unanimously by the Board for re-election. The Board has also determined that each of the nominees other than Mr. Moore, the Company’s Chairman and Chief Executive Officer, is an Independent Director, as discussed under “Corporate Governance.” Set forth below is information concerning the ten nominees for director.

Nominees for Directors to be Re-Elected at the 2007 Annual Meeting for Terms Expiring in 2008

Name	Principal Occupation and Other Information
James R. Boris

Mr. Boris, born October 25, 1944, was first elected as a Director in 2003. He is the retired Chairman and Chief Executive Officer of EVEREN Capital Corporation and its primary subsidiary EVEREN Securities, Inc. (now known as Wachovia Securities, Inc.). Mr. Boris is the non-executive Chairman of the Board of Integrys Energy Group, Inc., and a director of Midwest Air Group, Inc. and the Chicago Board Options Exchange.

Connie K. Duckworth

Ms. Duckworth, born November 3, 1954, was first elected as a Director in 2004. She has been President and Chairman of Arzu, Inc. since August 2003 and a partner of 8Wings Enterprises, LLC since July 2001. She was a partner of Circle Financial Group, LLC from January 2003 to December 2004. Ms. Duckworth retired from Goldman, Sachs & Co. as Advisory Director in 2001. Ms. Duckworth is a director of Northwestern Mutual Life Insurance Company, DNP Select Fund, Nuveen Investments, Inc., and Russell Investment Group.

Alan E. Goldberg

Mr. Goldberg, born September 1, 1954, was first elected as a Director in 1989. He has been a Co-Managing Partner of Lindsay Goldberg & Bessemer G.P. LLC and its related investment manager Goldberg Lindsay & Co. LLC since March 2001.

William T. Lynch, Jr.

Mr. Lynch, born December 3, 1942, was first elected as a Director in 2003. He has been President and Chief Executive Officer of Liam Holdings, LLC since April 1997. He is the retired President and Chief Executive Officer of Leo Burnett Company. Mr. Lynch is a director of Pella Corporation.

Patrick J. Moore

Mr. Moore, born September 7, 1954, was named Chairman and Chief Executive Officer in May 2006. He had been Chairman, President and Chief Executive Officer since May 2003, and prior to that he was President and Chief Executive Officer since January 2002, when he was also elected as a Director. He was Vice President and Chief Financial Officer from November 1998 until January 2002. Mr. Moore is a director of Archer Daniels Midland Company.

James J. O’Connor

Mr. O’Connor, born March 15, 1937, was first elected as a Director in 1998 and serves as the Lead Independent Director. He is the former Chairman and Chief Executive Officer of Unicom Corporation and its subsidiary, Commonwealth Edison Company. He is a director of Armstrong World Industries, Inc., Corning Incorporated and UAL Corporation.

Jerry K. Pearlman

Mr. Pearlman, born March 27, 1939, was first elected as a Director in 1998. He is the retired Chairman of the Board and Chief Executive Officer of Zenith Electronics Corporation. Mr. Pearlman is a director of Ryerson Inc., and Nanophase Technologies Corporation, and from 1984 to 1998 served as a director of Stone Container Corporation, a predecessor of the Company.

Thomas A. Reynolds, III

Mr. Reynolds, born May 12, 1952, was first elected as a Director in 1997. He has been a Partner with Winston & Strawn LLP, a law firm that has regularly represented the Company on numerous matters, since 1984, and is a member of Winston & Strawn LLP’s executive committee.

Eugene C. Sit

Mr. Sit, born August 8, 1938, was first elected as a Director in 2004. He has been Chairman, Chief Executive Officer and Chief Investment Officer of Sit Investment Associates for more than five years. Mr. Sit is a director of Corning Incorporated.

William D. Smithburg

Mr. Smithburg, born July 9, 1938, was first elected as a Director in 2003. He is the retired Chairman, President and Chief Executive Officer of The Quaker Oats Company. He is a director of Abbott Laboratories, Barry Wehmiller Companies, Inc., Northern Trust Corporation, and Corning Incorporated.

CORPORATE GOVERNANCE

Board of Directors

The Board held six meetings in 2006. Each Director attended all the meetings of the Board and those committees on which he or she served during 2006, except for Mr. Goldberg, who was unable to attend one board meeting and two committee meetings. The Board maintains four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Strategy and Finance Committee.

Each of the Directors other than Mr. Moore satisfies the definition of an independent director set forth in the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”) and the Company’s Corporate Governance Guidelines and Principles, and is referred to as an “Independent Director” in this Proxy Statement. In reaching its determination that Mr. Smithburg is an Independent Director, the Board considered the fact that Mr. Smithburg is a member of the board of directors of Barry-Wehmiller Companies, Inc., which sold the Company equipment for $15 million, $9 million and $9 million during 2006, 2005 and 2004, respectively. Such sales were made on an arm’s-length basis, and Mr. Smithburg received no direct or indirect benefit from such transactions merely as a result of his serving on such company’s board of directors. In reaching its determination that Mr. Reynolds is an Independent Director, the Board considered the fact that the fees paid to Mr. Reynolds’ law firm in 2006 were a minor percentage of the firm’s revenues. In reaching its decision that Mr. Goldberg is an Independent Director, the Board considered the fact that the Company’s pension plan trust has made investments in funds managed by Goldberg Lindsey & Co. LLC, which has received management fees relating to such investments representing a minor portion of its revenues. These investments have been made based on recommendations of independent investment advisors to the Administrative Committee of the pension plans, and the management fees are paid out of the assets of the pension trust, and not by the Company. The Second Amended and Restated Bylaws of the Company (the “Bylaws”) provide that the Independent Directors shall hold regularly scheduled meetings (“Executive Sessions”) where only Independent Directors are present, and shall elect one director to act as the Lead Independent Director to preside at all Executive Sessions. Mr. O’Connor currently serves as Lead Independent Director. The Independent Directors held five Executive Sessions in 2006.

Audit Committee

The Audit Committee is responsible for appointing the independent registered public accounting firm for the Company (subject to stockholder ratification), and meeting with the independent registered public accounting firm, the Director of Internal Audit and other corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies. The Audit Committee also reviews financial information provided to stockholders and others, assesses the adequacy of financial, accounting, operating and disclosure controls, evaluates the scope of the audits of the independent registered public accounting firm and internal auditors, and reports on the results of such audits to the Board. The current members of the Audit Committee are Mr. Pearlman (Chairman), Mr. Boris, Mr. O’Connor and Mr. Sit, all of whom meet all applicable standards for Audit Committee membership under the Nasdaq listing standards and Securities and Exchange Commission (“SEC”) rules. The Nominating and Governance Committee, on behalf of the Board of Directors, has determined that under the Nasdaq listing standards, Mr. Pearlman qualifies as an audit committee financial expert because of his experience as Chief Financial Officer of a public company, and as Chief Executive Officer of a public company actively supervising the principal financial officer. The Audit Committee held five meetings during 2006.

Compensation Committee

The Compensation Committee is responsible for administering stock-based compensation programs for all participants in such programs, and determining other compensation and benefits of the Chairman and Chief Executive Officer, the President and Chief Operating Officer, and other executive officers. The current members of the Compensation Committee are Mr. Smithburg (Chairman), Ms. Duckworth, Mr. Goldberg, Mr. Lynch and Mr. Pearlman, all of whom meet all of the applicable standards for Compensation Committee membership under the Nasdaq listing standards and SEC rules. The Compensation Committee held four meetings during 2006. For additional information concerning the Compensation Committee’s processes and procedures for consideration of executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying individuals qualified to become members of the Board, recommending to the Board the director nominees to be proposed for election by the stockholders, recommending to the Board corporate governance guidelines and procedures applicable to the Company, leading the Board in its annual review of the Board’s performance, recommending to the Board nominees for each committee, and reviewing and establishing the compensation to be paid to members of the Board. The current members of the Nominating and Governance Committee are Mr. O’Connor (Chairman), Mr. Lynch and Mr. Smithburg, all of whom meet all applicable standards for membership under the Nasdaq listing standards and SEC rules. The Nominating and Governance Committee held three meetings during 2006.

The Nominating and Governance Committee will consider nominees for election to the Board recommended by stockholders of the Company. Each stockholder must comply with applicable requirements of the Bylaws and the Securities Exchange Act of 1934, and the regulations thereunder with respect to the nomination of, or proposal of, nominees for election as directors of the Company. Any such stockholder nominations, together with appropriate biographical information, must be submitted to the Chairman of the Nominating and Governance Committee, c/o Mr. Craig A. Hunt, Secretary, Smurfit-Stone Container Corporation, 150 N. Michigan Avenue, Chicago, Illinois 60601-7568. The Nominating and Governance Committee has not established specific, minimum qualifications for Director nominees that it recommends to the Board, but instead periodically advises the Board of the combination of skills, experience, perspective and background that its members believe are required for the effective functioning of the Board considering our current business strategies and the regulatory, geographic and market environment. Nominees to be evaluated by the Nominating and Governance Committee for future vacancies on the Board will be selected by the committee from candidates recommended by multiple sources, including business and personal contacts of the members of the Nominating and Governance Committee and other members of the Board, recommendations by our senior management and candidates identified by independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria. Board members are expected to prepare for, attend, and participate in all Board and applicable committee meetings. The Nominating and Governance Committee considers a Director’s past attendance record, participation and contribution to the Board in considering whether to recommend the re-election of such Director. Eight of the ten Directors attended the 2006 Annual Meeting of Stockholders. The Board has not adopted a formal policy regarding Director attendance at meetings of stockholders.

Strategy and Finance Committee

The Strategy and Finance Committee is responsible for providing guidance to management in the areas of strategy and finance, including major strategic initiatives and financing strategies, and providing an informal review of the Administrative Committee of the Company’s retirement plans, the policies and procedures governing its administration of the retirement plans and its management of the investment of plan assets. The current members of the Strategy and Finance Committee are Mr. Boris (Chairman), Ms. Duckworth, Mr. Sit and Mr. Lynch. The Strategy and Finance Committee held five meetings during 2006.

General Information

The Company has established a Code of Conduct, which is applicable to all of its employees and directors, and a Code of Ethics for Senior Financial Officers which, along with written charters for the Audit Committee, Compensation Committee, Strategy and Finance Committee and Nominating and Governance Committee, may be reviewed on our website at www.smurfit-stone.com and are also available to stockholders in print upon request. We intend to post any future amendments and revisions to these documents on our website. Stockholders and other interested parties may communicate directly with the Board, the Independent Directors as a group or any individual Director by submitting written correspondence addressed to them at Smurfit-Stone Container Corporation, 150 N. Michigan Avenue, Chicago, Illinois 60601-7568.

DIRECTOR COMPENSATION

Each Independent Director is entitled to receive an annual fee of $100,000 as compensation for serving on the Board, payable $50,000 in cash and $50,000 in restricted stock units (“RSUs”), which are valued on the date of the Annual Meeting of stockholders. Independent Directors also receive a fee of $1,500 per Board and committee meeting attended, plus travel expenses. The Chairman of the Audit Committee receives an additional fee of $10,000 annually, and the Chairmen of each of the Compensation Committee, the Nominating and Governance Committee and the Strategy and Finance Committee receive an additional fee of $7,500 annually. Mr. O’Connor, as Lead Independent Director, also receives a fee of $20,000 annually for his service in that capacity. The Company also maintains a matching gift program for charitable donations of up to $7,500 per year made by Independent Directors. Mr. Moore does not receive any additional compensation by reason of his membership on, or attendance at meetings of, the Board.

Compensation for members of the Board has been established and is reviewed annually by the Nominating and Governance Committee. The Nominating and Governance Committee may not delegate its authority regarding Director compensation. The Nominating and Governance Committee considers the time spent on Board matters, which has dramatically increased in recent years, as well as the need to attract and retain high quality directors, as the key factors in determining such compensation.  In particular, the Nominating and Governance Committee has approved additional compensation for Committee Chairmen and the Lead Independent Director to recognize the significant commitment of time required by these positions. In determining the form and amount of director compensation, the Nominating and Governance Committee periodically solicits analysis from Hewitt Associates, LLP, the consultant retained by the Compensation Committee, regarding the level and form of director compensation at companies of similar size and complexity to the Company. No Executive Officer has  a role in determining or recommending Director compensation. Fifty percent of the annual fee is paid in the form of RSUs in order to align the interests of Directors with those of stockholders. The Board has adopted a policy to require Independent Directors to hold at least $100,000 worth of Common Stock at all times.

2006 Director Compensation Table

The following table discloses compensation paid for the fiscal year ended December 31, 2006 to the Independent Directors for serving as members of the Board. For information relating to compensation of Mr. Moore, the Company’s Chairman and Chief Executive Officer, see “Executive Compensation.”

	Fees			All
	Earned or	Stock	Option	Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)	($)(a)	($)(b)	($)(c)	($)
James R. Boris(d)(e)	0	126,512	4,763	5,000	136,275
Connie K. Duckworth(e)	72,500	29,070	0	0	101,570
Alan E. Goldberg(e)(f)	0	45,012	6,274	0	51,286
William T. Lynch, Jr.(e)	75,500	45,012	4,763	7,500	132,775
James J. O’Connor(e)	97,000	45,012	12,477	6,500	160,989
Jerry K. Pearlman(e)(g)	82,500	45,012	12,477	56,191	196,180
Thomas A. Reynolds, III(e)	59,000	45,012	12,477	4,000	120,489
Eugene C. Sit(e)(h)	72,500	32,800	0	10,429	115,729
William D. Smithburg(d)(e)	0	120,512	4,763	7,500	132,775

(a)           Amounts shown under “STOCK AWARDS” include the portion of director compensation paid in RSUs in 2006 and prior years based upon the value reflected in the Company’s 2006 financial statements in accordance with Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”). RSUs convert to Common Stock on the third anniversary of the grant date. See Note 4 to the Consolidated Financial Statements contained in the

Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions used in the valuation of RSUs.

(b)          Amounts shown under “OPTION AWARDS” include prior year awards of stock options, based upon the value reflected in the Company’s 2006 financial statements in accordance with SFAS 123(R). Stock options granted prior to April 2001 vest and become exercisable eight years after the date of grant, subject to acceleration based upon the attainment of pre-established stock price targets, while stock options granted after April 2001 vest and become exercisable at the rate of 25% each year for four years. Stock options are no longer granted to Directors as part of the compensation program. See Note 4 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions used in the valuation of stock options.

(c)           Amounts shown under “ALL OTHER COMPENSATION” include the respective matching gift made by the Company to the charities designated by each respective director under the Company’s matching gift program for charitable donations by Independent Directors.

(d)          Messrs. Boris and Smithburg defer 100% of their Director compensation into RSUs, which convert to Common Stock on the third anniversary of the award date. The amount shown under “STOCK AWARDS” for Messrs. Boris and Smithburg includes $81,500 and $75,500, respectively, of 2006 director fees deferred in the form of RSUs.

(e)           The aggregate number of RSUs outstanding at fiscal year end for each of the Directors is 26,123 for Mr. Boris, 7,619 for Ms. Duckworth, 9,899 for Messrs. Goldberg, Lynch, O’Connor, Pearlman, and Reynolds, 8,247 for Mr. Sit and 25,728 for Mr. Smithburg; and the aggregate number of stock options outstanding at fiscal year end for each of the Directors is 3,000 for Messrs. Boris, Lynch and Smithburg, 9,000 for Mr. Goldberg, 12,000 for Mr. O’Connor, 15,000 for Messrs. Pearlman and Reynolds, and 0 for Mr. Sit and Ms. Duckworth.

(f)             Mr. Goldberg has elected not to receive any cash compensation for serving as a Director. The Company allocates an amount equal to Mr. Goldberg’s cash compensation for serving as a Director to the Company’s charitable trust, which makes charitable contributions under the direction of a board of directors comprised of members of management.

(g)           The amount shown under “ALL OTHER COMPENSATION” for Mr. Pearlman includes $19,977 of accrued interest on deferred director fees based upon Moody’s corporate bond index plus 2%. This column also includes $1,214 accrued to Mr. Pearlman’s account in 2006 under a deferred director fee plan for former directors of Stone Container Corporation, a predecessor of the Company, and a $30,000 annual deferred director fee for retired directors of Stone Container Corporation under that plan.

(h)          The amount shown under “ALL OTHER COMPENSATION” for Mr. Sit consists of $10,429 of accrued interest on deferred director fees based upon Moody’s Corporate Bond Index plus 2%.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information regarding the beneficial ownership of Common Stock by each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock as of December 31, 2006. Except as noted below, the stockholders named below have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)	Percent of Common Stock
AXA	34,011,110	13.35%
25 Avenue Matignon 75008 Paris, France
Wellington Management Company, LLP	24,960,178	9.80%
75 State Street Boston, Massachusetts 02109
FMR Corp.	22,551,928	8.85%
82 Devonshire Street Boston, Massachusetts 02109
Deutsche Bank AG	18,118,037	7.11%
Taunusanlage 12 D-60325 Frankfurt am Main Federal Republic of Germany

(a)           The number of shares of Common Stock beneficially owned was determined solely by a review of Schedules 13-G filed with the SEC, which state that (i) of the shares shown as beneficially owned by AXA, such beneficial owner had sole voting power as to 22,085,195 of such shares and shared voting power as to 3,098,595 of such shares, sole dispositive power as to 33,959,664 of such shares and shared dispositive power as to 51,446 of such shares; (ii) of the shares shown as beneficially owned by Wellington Management Company, LLP, such beneficial owner had sole voting power as to none of such shares and shared voting power as to 12,309,698 of such shares and shared dispositive power as to all of such shares; (iii) of the shares shown as beneficially owned by FMR Corp., such beneficial owner had sole voting power as to 1,017,346 of such shares and shared voting power as to none of such shares; and (iv) of the shares shown as beneficially owned by Deutsche Bank AG, such beneficial owner had sole voting power as to 18,106,536 of such shares and shared voting power as to none of such shares, and shared dispositive power as to none of such shares.

Security Ownership of Management

The table below sets forth certain information regarding the beneficial ownership of shares of Common Stock as of February 28, 2007 for (i) each Director, (ii) each of the Named Executive Officers (as defined below) and (iii) all Directors and Executive Officers (as defined below) of the Company as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership(a)(b)	Percent of Common Stock(c)
Patrick J. Moore	1,628,577	0.6%
Steven J. Klinger	220,741	*
Charles A. Hinrichs	331,872	0.1%
Mack C. Jackson	106,784	*
Thomas A. Pagano	140,147	*
John M. Riconosciuto	39,045	*
James R. Boris	34,767	*
Connie K. Duckworth	17,619	*
Alan E. Goldberg	23,107	*
William T. Lynch, Jr.	26,083	*
James J. O’Connor	40,357	*
Jerry K. Pearlman	33,801	*
Thomas A. Reynolds, III	33,607	*
Eugene C. Sit	13,247	*
William D. Smithburg	37,699	*
All Directors and Executive Officers as a group (26 persons)	3,598,731	1.4%

(a)           Shares shown as beneficially owned include shares of Common Stock that Directors and Executive Officers have the right to acquire within 60 days after February 28, 2007 pursuant to exercisable options under the stock option plans maintained by the Company (1,132,000 for Mr. Moore; 0 for Mr. Klinger; 257,500 for Mr. Hinrichs; 36,400 for Mr. Jackson; 89,000 for Mr. Pagano; 2,250 for Messrs. Boris, Lynch and Smithburg; 8,250 for Messrs. Goldberg and O’Connor; 11,250 for Messrs. Pearlman and Reynolds; 0 for Ms. Duckworth and Mr. Sit; and 2,075,083 for all Directors and Executive Officers as a group); and RSUs held by Directors and Executive Officers which have not yet vested (445,755 for Mr. Moore; 220,741 for Mr. Klinger; 52,073 for Mr. Hinrichs; 62,341 for Mr. Jackson; 49,495 for Mr. Pagano; 27,211 for Mr. Boris; 7,619 for Ms. Duckworth; 9,899 for Messrs. Goldberg, Lynch, O’Connor, Pearlman and Reynolds, 8,247 for Mr. Sit; 26,551 for Mr. Smithburg; and 1,265,988 for all Directors and Executive Officers as a group).

(b)          Shares shown include the number of shares of Common Stock held in the 401(k) savings plan maintained by the Company as of February 28, 2007, which the Executive Officers have the right to vote.

(c)           Based upon a total 254,816,925 shares of Common Stock issued and outstanding as of February 28, 2007. Percentages less than 0.1% are indicated by an asterisk.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Executive Officers and Directors, and persons who beneficially own more than ten percent of the Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive Officers, Directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Executive Officers and Directors, the Company believes that during the period from January 1, 2006 through December 31, 2006, its Executive Officers, Directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Procedures

Structure.  The Compensation Committee of the Board of Directors (the “Committee”) consists of Mr. Smithburg (Chairman), Ms. Duckworth, Mr. Goldberg, Mr. Lynch, and Mr. Pearlman. Each member of the Committee is an Independent Director and has significant experience in addressing compensation-related matters of senior executives, either as the former chief executive officer of a large company (in the case of Messrs. Smithburg, Lynch and Pearlman) or as a former senior officer of a large investment banking firm (in the case of Ms. Duckworth and Mr. Goldberg). The Committee operates pursuant to a written charter adopted by the Board, and periodically reviews the charter, and may recommend changes to the Nominating and Governance Committee, which may in turn recommend changes to the Board of Directors. The Committee conducts an annual self-evaluation of its procedures and performance.

Responsibilities.  The primary responsibilities of the Committee are to annually appraise performance and establish the annual salaries, incentive plan participation levels, long-term incentive awards, and other compensation plans and programs for the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Senior Vice Presidents and any other officers of the Company considered by the Company to be “executive officers” under Section 16 of the Securities Exchange Act of 1934 (the “Executive Officers”); administer stock-based compensation plans and grant awards under such plans; recommend and submit to the Board of Directors for approval new executive compensation or stock-based plans; and review and approve employment, severance and compensation agreements with Executive Officers.

Meetings.  The Committee holds meetings as necessary to fulfill its responsibilities, which are scheduled by the Chairman in advance, and held either in person or by telephone conference. The Chairman prepares and distributes meeting agendas in advance with the assistance of the Secretary of the Company, who also prepares minutes of all meetings for the review and approval of the Committee. The Committee normally requires that the Chairman and Chief Executive Officer, the Senior Vice President—Human Resources, and the Senior Vice President, Secretary and General Counsel of the Company attend meetings of the Committee, and from time to time requests that such executives provide information and reports to the Committee. The Committee also requires that a representative of its outside compensation consultant attend any meeting at which its research and analysis are discussed. In the event that the Committee wishes to discuss any aspect of compensation of any of the Executive Officers who are in attendance at a meeting, the Executive Officers are excused from the meeting and the Committee meets in executive session. The Chairman periodically reports to the Board of Directors on the actions of the Committee.

The Committee typically holds at least one meeting in the fourth quarter of each year to review information prepared by its consultant and management relevant to the establishment of the elements of compensation for Executive Officers for the following year. The Committee then holds meetings in the first quarter of each year to review all of the elements of compensation of the Executive Officers, individually and in comparison to each other, as well as benefits and perquisites, benefits accrued under retirement plans, and compensation and benefits payable following the termination of employment under the employment and severance agreements. The Committee then approves changes in all elements of compensation for the Executive Officers at one time. The Committee held four meetings in 2006 and has held two meetings in 2007 prior to the date of this Proxy Statement. In addition, the Board reviewed and approved the initial compensation package of the President and Chief Operating Officer at a special meeting held in 2006.

Use of Consultants and Benchmarking.  The Committee has the authority to retain, terminate and compensate consultants to provide information and counsel to the Committee. The Committee has engaged Hewitt Associates, LLC (“Hewitt”) to provide such services since 2003. Hewitt provides the Committee with research and analysis on competitive data and guidance on overall compensation trends and strategies. Hewitt collects and analyzes executive compensation data from both a peer group of nine companies that the Committee believes are the most relevant direct competitors of the Company, which have median annual sales of approximately $5 billion (Georgia

Pacific Corporation, Graphic Packaging Corporation, International Paper Company, MeadWestvaco Corporation, Packaging Corporation of America, Pactiv Corporation, Sonoco Products Company, Temple Inland Inc., and Weyerhaeuser Company) (the “Peer Group”), and a broader group of approximately 100 industrial companies of similar size and complexity to the Company, which have median annual sales of approximately $8.5 billion (the “General Group”). Hewitt annually conducts this analysis for the Committee in the categories of base salaries, annual incentive targets and awards, long-term incentives, total compensation, and target total compensation, and measures the compensation of each of the Executive Officers against the median of their counterparts of the Peer Group and the General Group. The Committee uses this analysis as the basis for comparing the Company’s compensation against general market trends in light of the performance of the Company, the paper packaging industry, and industrial companies in general. Hewitt does not make specific recommendations as to the level of any element of compensation of any Executive Officer.

Role of Management.  The Committee seeks the recommendation of the Chairman and Chief Executive Officer as to adjustments in the amount of base salary and the amount of long-term incentive awards for each of the other Executive Officers. The Committee also seeks the recommendation of the Chairman and Chief Executive Officer and the Senior Vice President—Human Resources as to the annual target levels and the design and weighting of performance objectives for the annual incentives of the Executive Officers (other than the Chairman and Chief Executive Officer). The Committee periodically approves levels of long-term incentive awards and authorizes the Senior Vice President—Human Resources to grant such awards to non-Executive Officers, including non-Executive Officers hired between the dates of meetings of the Committee or the Board to the extent necessary to induce such employees to join the Company.

Philosophy and Objectives of Compensation Programs

The Company’s compensation philosophy is to provide total compensation packages for Executive Officers that attract, retain and motivate qualified executives with outstanding abilities for the benefit of the Company and its stockholders. In accordance with this philosophy, the Company’s compensation programs have followed the objectives listed below.

•       Compensation should be competitive with the market.   To ensure that the Company provides a competitive package of compensation and benefits to Executive Officers, the Committee and Hewitt regularly benchmark competitive companies, and the Committee makes adjustments in elements of compensation as necessary to account for the particular circumstances of individual jobs and has made adjustments over multi-year periods to ensure that salaries are generally in line with the Peer Group median, subject to specific considerations relating to the business objectives and strategies of the Company.

•       Compensation should be significantly performance-based.   To tie a significant portion of the overall compensation of Executive Officers to the Company’s profitability and performance, the Committee has established corporate and individual performance objectives for annual incentive awards and three-year corporate performance objectives under special long-term stock-based awards granted in 2006.

•       Compensation should have a significant equity component.   To align the interests of the Executive Officers with those of the Company’s stockholders, the Committee has required that half of annual incentive compensation and all of long-term incentive compensation be paid to Executive Officers in the form of stock-based awards, including both stock options and RSUs, and has also instituted stock ownership guidelines that require minimum levels of ongoing equity ownership by Executive Officers.

•       Compensation should provide a tie to the Company.   To provide incentives for Executive Officers to remain employed with the Company in order to ensure continuity in senior management, the Committee has provided for multi-year vesting requirements for grants of stock-based compensation and provided for additional RSUs to be earned by Executive Officers who remain employed with the Company for a requisite period of years following the grant date of stock-based annual incentive awards.

Elements and Design of Compensation

General.  The Committee has designed each element of compensation for Executive Officers to further the philosophy and objectives set forth above and to support and enhance the business strategy of the Company. In designing each element of compensation for Executive Officers, the Committee has taken into account the factors described below.

Base Salary.  It is the intent of the Committee to maintain base salary levels of Executive Officers at or near the median levels of comparable companies, as represented by the Peer Group. The Committee believes that the Peer Group is a relevant comparison group to the Company because most of the companies in that group are facing the same market conditions as the Company and some are attempting to execute similar strategies in response to such market conditions. The Committee uses the General Group data as a reference for broader market trends in compensation. The Committee makes adjustments in base salary once per year, to be effective on April 1, except in case of promotions or other exceptional circumstances that justify adjustments outside of the annual review process. Adjustments in base salary are based on the performance of the Executive Officer and the relationship of his or her  salary with the median of the Peer Group; however, it has been the practice of the Committee to make gradual adjustments in base salaries over a multi-year period to address market-based differences, rather than large one-year adjustments. The Board initially established the base salary of the President and Chief Operating Officer at above the market median to secure his employment with the Company.

Annual Incentives.  Annual incentives are paid pursuant to the Management Incentive Plan (the “MIP”). The MIP is designed to ensure that annual incentive awards are based exclusively on corporate and individual performance. In response to the need for the Company to significantly improve operating performance, the Committee has structured the annual incentives under the MIP in a manner that is heavily weighted toward the attainment of benefits under the Company’s three-year strategic initiative program announced in November 2005 and the achievement of significant earnings improvement as measured by earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Committee reserves the discretion to reduce the level of awards in the event that Company performance does not meet expectations, and pursuant to that discretion reduced all awards by 25% in 2005.

Under the MIP, the Committee approves a target award level and performance objectives for each Executive Officer. The target award level for each of the Chairman and Chief Executive Officer and the President and Chief Operating Officer is 100% of base salary as of the end of the plan year, and the target award level for each of the other Executive Officers is either 60%, 50%, or 40% of base salary, depending upon the position held by each Executive Officer. Each annual performance objective is assigned a percentage of the target award, so that attainment of the target amount of all performance objectives would entitle the Executive Officer to receive an award equal to his or her target level. If an Executive Officer attains in excess of the target amount of his or her performance objectives, his or her award will exceed the target level. Awards are prorated for partial years in the event that an Executive Officer is hired or retires during a plan year, and aggregate awards to all participants cannot exceed 7.5% of EBITDA in any year.

The 2006 performance objectives for Executive Officers managing corporate functions were weighted 70-100% for corporate objectives and 0-30% for individual objectives such as cost reduction and completion of projects leading to measurable efficiencies in his or her function. For Executive Officers managing business operations, 2006 performance objectives were weighted 50% for corporate objectives, 40% for individual or division objectives and 10% for safety goals. In 2007, in order to tie the performance of the Executive Officers managing business operations more closely to the broader corporate initiatives, this weighting was adjusted to 60% for corporate objectives, 30% for individual or division objectives, and 10% for safety goals. Objectives for Executive Officers in the Container Division are predominantly weighted toward divisional profit improvement in 2007 in order to provide a further incentive for dramatic and rapid improvement in this key business. The award level under the MIP for the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Senior Vice President and Chief Financial Officer are based 65% on the attainment of the corporate objectives and 35% at the discretion of the

Committee. The Committee believes that the discretionary component is important to provide the Committee with the flexibility to recognize other leadership contributions by the senior leaders of the Company.

Corporate objectives for Executive Officers are based either predominantly or exclusively on attaining the targeted amounts of strategic initiative benefits and EBITDA. For 2006, the targeted amount of strategic initiative benefits from inception of the program in 2005 through the end of 2006 was $240 million (as adjusted for the sale of the Company’s consumer packaging division), and for 2007 the target is an incremental $177 million in benefits. The EBITDA target is 100% of the budgeted amount. Fifty percent of these objectives are earned if a threshold of 90% of the target amount is obtained. In 2006, the budgeted amount of EBITDA was $632 million (as adjusted for the sale of the consumer packaging division), while the 2007 budgeted amount of EBITDA is significantly higher than both the budgeted amount and the actual amount of EBITDA for 2006, reflecting the intent of the Committee to provide an incentive for continuing improvement in earnings. Corporate objectives have been structured so that if the targeted amount of strategic initiative benefits is achieved, Executive Officers have the potential to earn an award in excess of the target level to the extent that EBITDA exceeds the budgeted amount (up to a maximum of 200% of the target level if EBITDA of 140% of the budgeted amount is achieved). The objectives have been designed in this fashion to ensure that Executive Officers will not receive a significant award if the targeted amount of strategic initiative benefits is not attained, but give them a strong incentive to deliver EBITDA results above expectations, which the Board believes is critical to increasing the equity value of the Company.

The awards under the MIP to Executive Officers are structured to be paid 50% in cash and 50% in RSUs that will be distributed in shares of Common Stock three years after being earned. If the Executive Officer remains employed for the three-year period, additional shares of Common Stock equal to 20% of the original number of RSUs will be distributed to the Executive Officer, which is intended to promote long-term equity ownership and provide an incentive for the Executive Officer to remain employed with the Company.

Long-Term Incentives.  Long-term incentives in the form of stock options and RSUs have been designed to align the interest of Executive Officers with those of the stockholders of the Company. Long-term incentives also include multi-year vesting requirements that encourage Executive Officers to remain employed with the Company. It is the practice of the Committee to approve an annual grant of long-term incentive awards to the Executive Officers under the Company’s 2004 Long-Term Incentive Plan (the “LTIP”). Awards are valued by Hewitt in the same fashion that they are valued for purposes of the Company’s financial statements, and as part of its analysis the Committee compares the total value of long-term incentives granted to Executive Officers with those of the Peer Group. The Committee also takes into consideration the impact of long-term incentives on total compensation of the Executive Officers relative to the Peer Group, and has increased the levels of awards over a multi-year period to reach a level approximately equal to the median level of the Peer Group.

The Committee grants long-term incentive awards to Executive Officers in the form of a combination of stock options and RSUs with 50% of the value of the grant represented by stock options and 50% by RSUs, which has resulted in a practice of granting three stock options for each restricted stock unit. Stock options are granted with cliff vesting at the end of three years, and have a ten year term. Stock options are forfeited in the event that an Executive Officer is no longer employed with the Company, except in the case of normal retirement. RSUs are distributed in the form of Common Stock on the third anniversary of the grant date, and are also forfeited if the employment of the Executive Officer is terminated prior to that date, except in the case of normal retirement. Stock options have not been a significant source of income or wealth accumulation for Executive Officers over the past several years as a result of the relatively low trading range for the Common Stock in comparison to the exercise prices of the stock options granted, in part due to the Company’s performance resulting from changing market dynamics and the cyclical nature of the Company’s business. By providing 50% of the value of the long-term incentives in the form of RSUs, the Committee believes that it will facilitate greater equity ownership on the part of the Executive Officers and align their interests with those of the stockholders of the Company even if stock options do not yield significant value to the Executive Officers over time. The long-term incentive awards are normally granted on the date of a meeting of the Committee held in the first quarter, which is scheduled in advance and is several weeks following the announcement of the Company’s earnings for the fourth quarter. Under the terms of the LTIP, the exercise price of all stock options is the closing price of the Company’s common stock on the trading day immediately preceding the grant date.

In 2006, in order to provide an additional incentive for the Executive Officers and other senior managers of the Company to achieve the strategic initiative benefits outlined in the Company’s plan announced in November 2005, the Committee approved a special grant of stock options under the LTIP (“Outperformance Options”) to approximately 125 officers and employees, including the Executive Officers, and has approved the grant of similar options to selected senior managers hired since the original date of this grant. The grant of these options was approved at the same regularly scheduled meeting of the Committee at which the annual grant of long-term incentives was approved. The terms of these stock options vary from the typical stock options in that they will vest in 2009 provided that the Company attains a cumulative positive level of earnings before taxes for the period from 2006-2008 and the cumulative three-year targeted amount of initiative benefits is attained (with 50% of these options vesting if at least two-thirds of the targeted amount of initiatives benefits is attained). These options have a term of seven years from the date of grant.

Other Benefits and Perquisites.  The Company provides customary benefits to Executive Officers such as group insurance and company-sponsored savings plans that are generally available to all other salaried employees. The Company provides very few perquisites to Executive Officers not available to salaried employees generally, which in most cases is limited to reimbursement of country club dues, an additional level of group term life insurance, and reimbursement for financial, tax planning and certain legal services for Messrs. Moore and Klinger. The perquisites provided to Named Executive Officers are more fully described in footnote (f) to the Summary Compensation Table under “Executive Compensation”. The Committee has also established a policy as described below to allow the Chairman and Chief Executive Officer to use the Company aircraft for up to $50,000 per year of personal use and to receive a gross-up payment in connection with the taxable income attributed to him as the result of receiving this benefit.  This policy is intended to accommodate personal travel that may be adjunct to business travel, in which the Chairman and Chief Executive Officer utilizes the Company aircraft for security and convenience.

Post Termination Benefits.  All of the Executive Officers hired by the Company prior to January 1, 2006 participate in the Company’s qualified and non-qualified pension plans for salaried employees. Executive Officers or other salaried employees hired after January 1, 2006 are not eligible to participate in such pension plans. The various benefit accrual formulas under the Company’s qualified pension plan were changed to one common formula for all participants in such plan for service earned after January 1, 2007, the result of which is a reduction in the level of future qualified pension benefits that may be accrued by all participants in such plans, including Executive Officers. These changes were made to address the ongoing cost of the pension plans to the Company. Four Executive Officers who were officers of Jefferson Smurfit Corporation prior to the 1998 merger with Stone Container Corporation (the Chairman and Chief Executive Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President—Corporate Development, and the Senior Vice President and Corporate Controller) are also participants in the Jefferson Smurfit Corporation Supplemental Income Plan II, which is a non-qualified, unfunded supplemental pension plan that provides participants with substantial pension benefits in addition to their qualified pension benefit. The benefit accrual formula under this plan was reduced for service earned after January 1, 2007 commensurate with the change in the formula under the qualified pension plan applicable to salaried employees generally. It is not contemplated that any other Executive Officers will be named as participants in this plan, nor is it contemplated that any other Executive Officers would be provided with supplemental retirement benefits. The Company entered into an Executive Retirement Agreement with the President and Chief Operating Officer at the time of his employment in 2006 that provides substantial non-qualified pension benefits equivalent to what he had in place with his prior employer, offset by the benefits actually received from his prior employer. See “Pension Plans.”

Employment and Severance Agreements.  The Board has approved Employment Agreements for the Chairman and Chief Executive Officer, the President and Chief Operating Officer, and the Senior Vice President and Chief Financial Officer. See “Employment Agreements and Post-Termination Payments”. The Committee and the Board believe that retention of these three Executive Officers is critical to the success of the Company, and that these

Employment Agreements are beneficial to the Company by providing strong incentives on the part of these Executive Officers to remain employed with the Company. The Committee further believes that the terms of the Employment Agreements are customary for the three top executives at a company of the size and complexity of the Company. The Board or the Committee has also approved Employment Security Agreements for each of the other Senior Vice Presidents of the Company which, among other things, provide for payments under certain circumstances following a “change of control” of the Company. See “Employment Agreements and Post-Termination Payments.” The Committee believes that these agreements are beneficial to the Company by providing for the continuity of service by these Executive Officers in the critical period surrounding a change of control transaction.

2006 Compensation

The various elements of compensation for the Named Executive Officers for 2006 are set forth in detail in the Summary Compensation Table and footnotes under “Executive Compensation”. The following discussion describes the factors considered by the Committee in approving such elements of compensation for all Executive Officers, including the Named Executive Officers, as well as actions taken by the Committee with regard to compensation of Executive Officers since the end of 2006 and prior to the date of this Proxy Statement. The Committee takes into consideration the amount of all benefits and perquisites and other compensation, including benefits payable under qualified and non-qualified pension plans, in making decisions regarding the various elements of total compensation for Executive Officers.

The Company’s financial performance deteriorated during 2005, and as a result, the Board of Directors undertook a thorough strategic review of the Company’s operations and approved a major program of strategic initiatives that was announced in November 2005. As a result of the Company’s performance, many of the performance objectives under the MIP for 2005 were not satisfied, and the Committee exercised discretion afforded to it under the MIP to reduce all annual incentive awards for 2005 (payable in 2006) by 25%.

For the Committee’s consideration in the establishment of compensation packages for 2006, Hewitt’s research and analysis indicated that while the levels of base salary, target annual incentives and target total compensation for the Chairman and Chief Executive Officer were near or slightly above the median for the Peer Group, because the actual annual incentive paid in 2005 (for the 2004 plan year) and the value of the long-term incentive awarded to the Chairman and Chief Executive Officer in 2005 were below the median, his total compensation was well below the median of the Peer Group for 2005. The Committee elected not to increase the base salary of the Chairman and Chief Executive Officer during 2006 because it was slightly above the Peer Group median, but instead, increased the level of his long-term incentives along with those of other Executive Officers, with both an annual grant and the special grant of Outperformance Options. The Committee also more directly tied the 2006 performance objectives to improved financial performance. For other Executive Officers, annual incentives paid in 2005 (for the 2004 plan year) and the value of long-term incentives awarded in 2005 also resulted in average total compensation that was significantly below the median for the Peer Group. The Committee concluded that such discrepancies in annual incentives were properly reflective of the Company’s performance, but increased the target award levels of certain Executive Officers to be more reflective of the market. The Committee also increased certain individual base salaries in 2006 to attempt to gradually bring such salaries closer to the median for the Peer Group, granted the other Executive Officers increased levels of long-term incentives, and more directly tied their 2006 performance objectives to improved financial performance.

In 2006, the Company’s financial performance significantly improved, and all of the corporate objectives under the MIP were attained, along with certain of the individual performance objectives. As a result, awards under the MIP for 2006 were significantly larger than those for the prior year, which the Committee believes will rectify a portion of the negative disparity in total compensation for Executive Officers when compared to the Peer Group. The Company also successfully completed the divestiture of its Consumer Packaging division in 2006, which the Board believed was essential to improving the Company’s financial strength and flexibility as it embarked on the strategic initiative program. The Committee approved a special cash bonus for certain Executive Officers (but not the

Chairman and Chief Executive Officer) and members of management who were most directly involved in the success of the transaction, generally ranging from 5% to 20% of base salary.

For the Committee’s consideration in the establishment of compensation packages for 2007, Hewitt’s research and analysis indicated that the level of base salary and target initiatives for the Chairman and Chief Executive Officer remained slightly above the median for the Peer Group, while the annual incentive paid in 2006 (for the 2005 plan year) was significantly below the median for the Peer Group, resulting in total compensation slightly below the median of the Peer Group.  The Committee did not adjust the base salary of the Chairman and Chief Executive Officer in 2007, but approved a 2006 MIP award to him of $1,200,000, which included a discretionary amount of approximately $500,000.  The LTIP award for the Chairman and Chief Executive Officer was approximately 17% higher than the award made in 2006 (excluding the award of Outperformance Options). Results of the analysis of the other Executive Officers for 2006 were similar to the prior year, with total compensation substantially below the median for the Peer Group as a result of the large negative disparity in annual incentives paid in 2006 (for the 2005 plan year). Executive Officers hired during 2006 and 2007, including the President and Chief Operating Officer, were excluded from the calculations due to Hewitt’s conclusion that one-time payments in connection with their hiring would improperly skew the results.   The Committee made adjustments in the base salaries of certain Executive Officers in 2007 and made 2007 LTIP awards consistent with the methodology discussed above.

Hiring of President and Chief Operating Officer

In May 2006, the Company hired Mr. Klinger as its President and Chief Operating Officer, and entered into an Employment Agreement with him as discussed under “Employment Agreements and Post-Termination Payments.” The terms of his compensation were approved by the Board at a special meeting, having been previously negotiated by the Chairman and Chief Executive Officer and the Senior Vice President of Human Resources, after consultation with members of the Committee and the Lead Independent Director. Mr. Klinger received an initial base salary of $750,000 per year, and was assigned a target level under the MIP of 100%. His 2006 annual incentive was guaranteed at the 100% level, prorated for the partial year worked. Mr. Klinger received a one-time cash payment of $750,000 plus an award of 75,000 shares of restricted stock, intended to both provide an incentive for Mr. Klinger to join the Company and compensate him for amounts forfeited under compensation programs of his prior employer. Mr. Klinger was also granted long-term incentives of 150,000 stock options and 52,500 restricted stock units as his annual award for 2006, and 300,000 Outperformance Options. The Company also entered into an Executive Retirement Agreement with Mr. Klinger in 2006 that provides him with a nonqualified retirement benefit. Because he was hired after January 1, 2006, Mr. Klinger is not eligible to participate in the Company’s pension plans. The benefits provided in this agreement were intended to replicate the retirement benefit that he had in place with his prior employer, and the benefits paid under this agreement will be offset by the benefits received from his prior employer. See “Pension Plans.” The Committee and the Board believe that the initial compensation package provided to Mr. Klinger, while above the market median, was necessary and appropriate to secure his employment with the Company, which was critical to the success of the strategic initiative program. The level of Mr. Klinger’s total compensation will be evaluated in future years on the same basis as the Chairman and Chief Executive Officer.  The Committee did not adjust Mr. Klinger’s base salary in 2007, but approved a 2006 MIP award to him of $600,000, which included a discretionary amount of approximately $140,000.  The LTIP award granted to Mr. Klinger in 2007 was 75% of the level of the Chairman and Chief Executive Officer.

Policies Related to Compensation

In addition to the actions taken by the Committee in accordance with the philosophy and objectives described above, the Company has in place some specific policies relating to compensation matters that have been adopted as warranted in order to institute and document controls over certain aspects of the compensation process. Policies that impact the compensation of Executive Officers are adopted and amended by the Board of Directors or the Committee, and policies applicable to all salaried employees generally are adopted and amended by management, at the direction of either the Chairman and Chief Executive Officer or the Senior Vice President of Human Resources. Policies that impact the Company’s retirement and savings plans are approved by the Administrative Committee of such plans, which is comprised of members of management.

Compensation-related policies approved by the Board of Directors or the Committee include:

•       Executive Stock Ownership Guidelines.   Each Executive Officer is required to own common stock of the Company with a value equal to a multiple of his or her base salary at the time of appointment or promotion into such a position. The multiple for the Chairman and Chief Executive Officer is three times base salary; the multiple for the other Executive Officers who are members of the executive committee (which currently includes the President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer, and the Senior Vice President of Corporate Development) is two times base salary; and the multiple for all other Executive Officers is one time base salary. Compliance is required by the later of December 31, 2007 or within three years of the date of promotion or appointment.

•       Limitation on Severance Payments.   Unless approved or ratified by the holders of a majority of the outstanding common stock of the Company, the Committee will not approve any agreements with any Executive Officer that provide for the payment upon retirement or other termination of employment of benefits (other than those payable in the ordinary course pursuant to retirement plans) in excess of 2.99 times the aggregate amount of the Executive Officer’s then-current salary, bonus and perquisites.

•       Equity Award Practices.   In December 2006, the Committee adopted a set of practices that prescribe that a grant of stock options may only be approved at meetings of the Board of Directors or the Committee, and not by written consent in lieu of a meeting; that the grant date for options granted by the Senior Vice President of Human Resources pursuant to authority delegated to him by the Committee relating to non-Executive Officers shall be the fifth business day of the calendar month immediately following the first day worked, for any newly-hired employee, or the effective date of any promotion or other change in employment circumstance for any current employee; and that no discretionary awards of stock options can be made to any Executive Officer. The Company does not grant stock options based on the timing of the announcement of material non-public information and prohibits the backdating or repricing of stock options.

•       Personal Use of Company Aircraft.   The Committee has adopted a policy to allow the Chairman and Chief Executive Officer to use the Company aircraft for personal use for up to $50,000 per year, based on the allocated operating cost per hour calculated in accordance with the formula prescribed by the Internal Revenue Service, and to provide a tax gross-up on the amount of income attributed to the Chairman and Chief Executive Officer for such use.

Tax and Accounting Implications

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1 million to certain persons. The Company believes that payments under the MIP are fully tax-deductible. The Committee considers accounting treatment in the process of making decisions regarding executive compensation, but makes executive compensation decisions based on the philosophy and objectives set forth above, and not primarily on the basis of tax or accounting treatment.

Conclusion

The Committee believes that the total compensation of each of the Executive Officers, including the Named Executive Officers discussed in the tabular presentations in this Proxy Statement, is reasonable and not excessive. The Committee believes that the combination of annual and long-term incentives, the emphasis on stock-based compensation, and the weighting towards performance-based compensation provide very strong financial incentives for the Executive Officers to deliver superior financial results for the Company, and in particular to obtain or exceed the targeted amount of benefits from the Company’s strategic initiative program and the targeted amount of EBITDA, each of which is critical to the Company’s financial turnaround. By adhering to a policy of paying base salaries at the median level of the Peer Group, and making annual incentives strictly performance-based and tied predominantly to overall financial performance, the Committee has ensured that no Executive Officer will earn above-market compensation for inferior performance At the same time, by providing Executive Officers with significant levels of long-term incentives in the form of stock-based compensation, the Committee has provided an opportunity for Executive Officers to attain significant financial rewards in the event that the equity value of the Company appreciates.

COMPENSATION COMMITTEE REPORT

The Company’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Submitted by the Compensation Committee of the Board of Directors.

Compensation Committee
William D. Smithburg, Chairman
Connie K. Duckworth
Alan E. Goldberg
William T. Lynch, Jr.
Jerry K. Pearlman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee currently is or was during the year ended December 31, 2006, an officer, former officer or employee of the Company or any of its subsidiaries. During the year ended December 31, 2006, no Executive Officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, (ii) the board of directors of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Board.

EXECUTIVE COMPENSATION

2006 Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by each of the Company’s principal executive officer, principal financial officer, the three other most highly compensated executive officers who were serving as executive officers as of December 31, 2006, and John M. Riconosciuto, who served as the Company’s Chief Operating Officer until his resignation on May 10, 2006 (collectively, the “Named Executive Officers”), for the fiscal year ended December 31, 2006. The three primary elements of compensation (base salary, annual incentives and long-term incentives), as well as other benefits and perquisites, are discussed in detail under “Compensation Discussion and Analysis.” Pension benefits payable to the Named Executive Officers are discussed in detail under “Pension Plans,” and detailed information regarding compensation of the Named Executive Officers pursuant to their employment agreements or severance agreements is set forth under “Employment Agreements and Post-Termination Payments.”

The Compensation Committee established MIP target awards for fiscal 2006 at 100% for Messrs. Moore and Riconosciuto, and 60% for Messrs Hinrichs, Jackson and Pagano. Mr. Klinger joined the Company in May 2006 and his MIP target award was set at 100%, prorated for the portion of the year he was employed by the Company. Actual MIP awards payable for fiscal 2006, approved on February 26, 2007, varied depending on the extent to which actual performance met, exceeded, or fell short of the performance objectives established for each Named Executive Officer and, for Messrs. Moore, Klinger and Hinrichs, depending on the extent to which they were granted additional amounts at the discretion of the Compensation Committee of the Board. MIP awards earned by the Named Executive Officers for the year ended December 31, 2006 were $1,200,000 for Mr. Moore; $600,000 for Mr. Klinger; $217,854 for Mr. Hinrichs; $256,900 for Mr. Jackson; and $238,474 for Mr. Pagano. These awards are divided among various columns of the Summary Compensation Table as described in the footnotes.

							Change in
							Pension Value &
						Non-Equity	Non-Qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name & Principal Position	Year	($)	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)
Patrick J. Moore	2006	1,035,000	0	1,531,062	2,769,728	600,007	1,470,016	72,944	7,478,757
Chairman and Chief Executive Officer
Charles A. Hinrichs	2006	409,500	110,000	244,839	441,220	108,937	305,650	27,485	1,647,631
Senior Vice President and Chief Financial Officer
Steven J. Klinger	2006	477,404	750,000	671,158	510,725	300,009	1,289	17,423	2,728,008
President and Chief Operating Officer
Mack C. Jackson	2006	400,000	0	287,859	378,931	128,456	171,806	12,385	1,379,437
Senior Vice President and General Manager—Containerboard Mill Division
Thomas A. Pagano	2006	329,840	70,000	253,722	307,614	119,247	587,889	24,915	1,693,227
Senior Vice President—Corporate Development
John M Riconosciuto(g)	2006	324,996	0	424,446	802,440	0	187,902	351,001	2,090,785
Chief Operating Officer (Resigned)

(a)           Amounts shown under “BONUS” for Messrs. Hinrichs and Pagano represent one-time cash bonuses paid in connection with the sale of the Consumer Packaging Division, and for Mr. Klinger, the amount shown in this column represents a cash signing bonus paid at the time he joined the Company.

(b)          Amounts shown under “STOCK AWARDS” include the value, computed in accordance with SFAS No. 123(R), of (1) RSUs awarded to the Named Executive Officers under the LTIP in 2006 ($253,750 for Mr. Moore; $39,270 for Mr. Hinrichs; $371,166 for Mr. Klinger; $39,270 for Mr. Jackson; $39,270 for Mr. Pagano; and $152,250 for Mr. Riconosciuto); (2) prior year RSU awards under the LTIP and Company-matching RSUs under prior year MIP awards ($677,319 for Mr. Moore; $96,652 for Mr. Hinrichs; $0 for Mr. Klinger; $120,145 for Mr. Jackson; $95,225 for Mr. Pagano; and $272,196 for Mr. Riconosciuto); and (3) RSUs, awarded based upon the average closing price of the Common Stock for the last five trading days of January 2007, equivalent to the 50% of the Named Executive Officers’ earned MIP award for 2006 which is required to be deferred and paid in the form of RSUs ($599,993 for Mr. Moore; $109,917 for Mr. Hinrichs; $299,991 for Mr. Klinger; $128,444 for Mr. Jackson; $119,227 for Mr. Pagano; and $0 for Mr. Riconosciuto). In addition to the amounts shown in this column, RSUs were awarded as Company-matching awards in an amount equivalent to 20% of the deferred portion of the Named Executive Officers’ award under the MIP, based on the average closing price of the Common Stock for the last five trading days of January 2007 ($120,000 for Mr. Moore; $21,785 for Mr. Hinrichs; $60,000 for Mr. Klinger; $25,690 for Mr. Jackson; $23,847 for Mr. Pagano and $0 for Mr. Riconosciuto); however, because the Company-matching RSUs vest on the third anniversary of the award date, there is no financial statement impact for these awards during 2006 and, for that reason, they are not included in the Summary Compensation Table, and will be reflected in the Summary Compensation Table for the year in which they vest. See Note 4 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions used in the valuation of RSUs.

(c)           Amounts shown under “OPTION AWARDS” include the value, computed in accordance with SFAS 123(R), of (1) options granted in 2006 under the LTIP ($296,111 for Mr. Moore; $179,667 for Mr. Klinger; $177,667 for Mr. Riconosciuto; and $48,118 for Messrs. Hinrichs, Jackson and Pagano, (2) Outperformance Options granted in 2006 ($641,667 for Mr. Moore; $96,250 for Mr. Hinrichs; $331,059 for Mr. Klinger; $320,833 for Mr. Riconosciuto; $160,417 for Mr. Jackson; and $64,167 for Mr. Pagano, and (3) prior year grants of stock options to the Named Executive Officers ($1,831,950 for Mr. Moore; $296,852 for Mr. Hinrichs; $0 for Mr. Klinger; $170,396 for Mr. Jackson; $195,329 for Mr. Pagano and $303,940 for Mr. Riconosciuto). See Note 4 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions used in the valuation of stock options.

(d)          Amounts shown under “NON-EQUITY INCENTIVE PLAN COMPENSATION” includes the cash portion of each Named Executive Officer’s award under the MIP. The Named Executive Officers are required to defer 50% of their MIP award into RSUs, and the Company matches 20% of the amount deferred in the form of RSUs, which vest after three years. The deferred amount is included in the amounts shown in the column titled “STOCK AWARDS”, and the amount of the Company match is shown in footnote (b) above.

(e)           Amounts shown under “CHANGE IN PENSION VALUE & NON-QUALIFIED DEFERRED COMPENSATION EARNINGS” include the change in pension value from January 1, 2006 to January 1, 2007 under the Company’s tax-qualified pension plan for its salaried employees, and the particular non-qualified supplemental pension plan in which each of the respective Named Executive Officers participates. In addition, the Company has a non-qualified deferred compensation plan in which Mr. Moore is the only active participant. For Mr. Moore, $28,618 of income accrued during 2006 under the nonqualified deferred compensation plan is also included in this column. Calculations for the change in pension value are based on the assumptions used for financial statement purposes as of the last day of the fiscal year except that retirement is assumed to be normal retirement age as defined in the plans (age 62 for Messrs. Moore, Hinrichs and Pagano, age 65 for Mr. Jackson, and age 62 2/12 for Mr. Klinger). See “Pension Plans” for a more detailed discussion of retirement benefits earned by the Named Executive Officers.

(f)             Amounts shown under “ALL OTHER COMPENSATION” include all other compensation paid to the Named Executive Officers, whether or not the particular element of compensation constitutes a perquisite that is not generally available to all salaried employees on a non-discriminatory basis, and consist of (1) club dues and tax gross-ups relating thereto ($21,238 for Mr. Moore; $19,984 for Mr. Hinrichs; $6,314 for Mr. Klinger; $26,001 for Mr. Riconosciuto; $4,885 for Mr. Jackson; and $17,415 for Mr. Pagano); (2) a $7,500 contribution to the Company’s Savings Plan for each of the Named Executive Officers except Mr. Klinger ($1,260) and Mr. Riconosciuto ($0); (3) Company-paid split-dollar term life insurance premiums for Mr. Moore ($11,232); (4) financial planning services fees for Mr. Moore ($9,750) and Mr. Klinger ($4,846) and legal fees for Mr. Klinger ($5,003); (5) $11,914 for personal use of the Company airplane by Mr. Moore, determined by multiplying Mr. Moore’s personal usage (in hours) of the plane during 2006 by the variable cost per hour of plane usage, plus a tax gross up; and (6) a gain of $11,309 on the exercise of stock options by Mr. Moore in 2006.

(g)           Mr. Riconosciuto resigned as Chief Operating Officer on May 10, 2006, and as a consequence he forfeited (1) 31,167 RSUs awarded in 2006, representing $112,980 of the amount shown under “Stock Awards”; (2) 337,500 of the options awarded in 2006, representing $450,382 of the amount shown under “Option Awards”; and (3) the right to receive an MIP award for 2006. He was paid a lump sum payment of $325,000 in connection with his termination of employment, which is shown under “ALL OTHER COMPENSATION”.

2006 Grants of Plan-Based Awards Table

The following table sets forth additional information about plan-based awards granted in the fiscal year ended December 31, 2006, or in the case of MIP awards, attributable to 2006.

								All Other	All Other
		Estimated Future Payouts			Estimated Future Payouts			Stock Awards:	Option Awards:	Exercise or	Grant Date
		Under Non-Equity			Under Equity			No. of Shares	No. of Securities	Base Price of	Fair Value
		Incentive Plan Awards(a)			Incentive Plan Awards(b)			of Stock	Underlying	Option	of Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(c)	(#)(d)	($/share)	($)(e)
Mr. Moore	02/28/07	258,750	600,007	1,035,000	28,670	66,482	114,681				600,007
	03/02/06							70,000			253,750
	03/02/06								200,000	13.05	296,111
	03/02/06								500,000	13.05	641,667
Mr. Hinrichs	02/28/07	61,425	108,937	245,700	6,806	12,069	27,224				108,937
	03/02/06							10,833			39,270
	03/02/06								32,500	13.05	48,118
	03/02/06								75,000	13.05	96,250
Mr. Klinger(f)	02/28/07	191,250	300,009	765,000	21,191	33,241	84,765				300,009
	05/11/06							52,500			152,833
	05/11/06							75,000			218,333
	05/11/06								150,000	13.10	179,667
	05/11/06								300,000	13.10	331,059
Mr. Jackson	02/28/07	60,750	128,456	243,000	6,731	14,233	26,925				128,456
	03/02/06							10,833			39,270
	03/02/06								32,500	13.05	48,118
	03/02/06								125,000	13.05	160,417
Mr. Pagano	02/28/07	49,476	119,247	197,904	5,482	13,212	21,928				119,247
	03/02/06							10,833			39,270
	03/02/06								32,500	13.05	48,118
	03/02/06								50,000	13.05	64,167
Mr. Riconosciuto(g)	03/02/06							42,000			152,250
	03/02/06								120,000	13.05	177,667
	03/02/06								250,000	13.05	320,833

(a)           Amounts shown in this column under “TARGET” with a grant date of “02/28/07” reflect the cash portion of the Named Executive Officers’ award under the MIP for 2006. Fifty percent of the award under the MIP is paid in cash, and the Named Executive Officers are required to defer 50% of their annual MIP incentive award into RSUs, with respect to which the Company matches 20% of the amount deferred in the form of RSUs, which vest after three years. Amounts shown in this column under “THRESHOLD” and “MAXIMUM” reflect one-half and two times, respectively, the cash portion of the target MIP award for each of the Named Executive Officers for 2006 (100% of salary for Messrs. Moore, Klinger and Riconosciuto and 60% of salary for Messers. Hinrichs, Jackson and Pagano).

(b)          Amounts shown in this column under “TARGET” reflect the RSU portion of the Named Executive Officers’ award under the MIP for 2006, and includes the 20% company-matching RSUs. The numbers of RSUs shown are based on the average closing price of the Common Stock for the last five trading days of January 2007 ($10.83 per share). Amounts shown in this column under “THRESHOLD” and “MAXIMUM” reflect one-half and two times, respectively, the RSU portion of the target MIP award for each of the Named Executive Officers for 2006, plus the 20% Company match.

(c)           Amounts shown in this column represent the number of RSUs awarded to each of the Named Executive Officers in 2006 under the LTIP.

(d)          Amounts shown in this column represent the number of stock options and Outperformance Options awarded to each of the Named Executive Officers in 2006 under the LTIP.

(e)           Amounts shown in this column for the equity based awards represent the grant date fair value of stock and option awards, valued in accordance with SFAS 123(R).

(f)             The grant date with respect to Mr. Klinger’s awards under the LTIP in 2006 was May 11, 2006, the date he joined the Company.

(g)           As a result of his resignation on May 10, 2006, Mr. Riconosciuto forfeited 31,167 of the RSUs awarded March 2, 2006, as well as 87,500 of the stock options and all of the 250,000 Outperformance Options awarded on that date.

Outstanding Equity Awards at 2006 Fiscal Year-End Table

The following table discloses information regarding outstanding awards under the LTIP and the 1998 Long-Term Incentive Plan as of December 31, 2006.

	Option Awards(a)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(b)	Market Value of Shares or Units That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Moore						176,441	1,863,217	0	0
	57,000	0	0	13.00	10/24/08
	200,000	0	0	13.13	05/01/09
	325,000	0	0	12.81	12/29/08
	0	200,000	0	14.25	03/14/10
	50,000	0	0	14.42	06/15/11
	200,000	0	0	15.38	02/12/12
	225,000	75,000	0	13.53	02/20/13
	0	180,000	0	18.78	07/22/14
	0	200,000	0	16.37	02/23/15
	0	0	500,000	13.05	03/02/13
	0	200,000	0	13.05	03/02/16
	1,057,000	855,000	500,000
Mr. Hinrichs						27,955	295,205	0	0
	50,000	0	0	14.31	04/24/07
	20,000	0	0	13.13	05/01/09
	50,000	0	0	12.81	12/29/08
	2,500	7,500	0	14.25	03/14/10
	15,000	0	0	14.42	06/15/11
	50,000	0	0	14.98	01/18/12
	20,000	0	0	17.03	05/10/12
	37,500	12,500	0	13.53	02/20/13
	0	30,000	0	18.78	07/22/14
	0	32,500	0	16.37	02/23/15
	0	0	75,000	13.05	03/02/13
	0	32,500	0	13.05	03/02/16
	245,000	115,000	75,000
Mr. Klinger						127,500	1,346,400	0	0
	0	0	300,000	13.10	03/02/13
	0	150,000	0	13.10	05/11/16
	0	150,000	300,000

	Option Awards(a)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(b)	Market Value of Shares or Units That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Jackson						32,406	342,207	0	0
	10,000	0	0	12.81	12/29/08
	5,000	0	0	14.42	06/15/11
	3,900	0	0	17.03	05/10/12
	10,000	0	0	13.12	10/24/12
	7,500	2,500	0	14.38	05/08/13
	0	5,850	0	18.78	07/22/14
	0	20,000	0	15.50	02/09/15
	0	32,500	0	16.37	02/23/15
	0	0	125,000	13.05	03/02/13
	0	32,500	0	13.05	03/02/16
	36,400	93,350	125,000
Mr. Pagano						27,697	292,480	0	0
	10,000	0	0	13.38	05/09/08
	25,000	0	0	13.13	05/01/09
	30,000	0	0	12.81	12/29/08
	10,000	0	0	14.42	06/15/11
	8,000	0	0	17.03	05/10/12
	6,000	2,000	0	14.38	05/08/13
	0	30,000	0	18.78	07/22/14
	0	32,500	0	16.37	02/23/15
	0	0	50,000	13.05	03/02/13
	0	32,500	0	13.05	03/02/16
	89,000	97,000	50,000
Mr. Riconosciuto	0	0	0			28,666	302,713	0	0
	0	0	0

(a)    The stock options granted prior to November 1998 are fully vested and exercisable. Stock options granted after November 1998 and prior to April 2001 vest and become exercisable eight years after the date of grant, subject to acceleration based upon the attainment of pre-established stock price targets. Stock options granted between April 2001 and June 2004 vest and become exercisable at the rate of 25% each year for four years, and stock options granted subsequent to June 2004 vest and become exercisable on the third anniversary of the award date.

(b)   This column includes RSUs awarded under the LTIP and Company-matching RSUs awarded under the MIP.

(c)    Amounts shown under this column represent the value of the Common Stock as of December 31, 2006 ($10.56 per share) multiplied by the number of RSUs held by each of the Named Executive Officers.

2006 Option Exercises and Stock Vested Table

The following table summarizes information regarding the exercise of options and the vesting of stock awards during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Moore	23,000	11,309	18,790	246,525
Mr. Hinrichs	0	0	3,416	44,818
Mr. Klinger	0	0	0	0
Mr. Jackson	0	0	1,793	23,524
Mr. Pagano	0	0	2,288	30,019
Mr. Riconosciuto	0	0	4,593	53,867

Existing Equity Compensation Plan Information

The table below shows information with respect to all of our equity compensation plans as of February 28, 2007. As of February 28, 2007, there were 25,487,916 shares of Common Stock reserved for issuance under all of the stock-based incentive plans of the Company.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($ per share)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column at Left)(#)
Equity compensation plans approved by security holders	17,612,832	14.00	5,273,223
Equity compensation plans not approved by security holders	0	N/A	0
Total	17,612,832	14.00	5,273,223

(a)           Does not include 2,601,861 shares to be issued upon conversion of RSUs that have been awarded under the LTIP, but which have not yet vested.

PENSION PLANS

2006 Pension Benefits Table

The Company provides retirement benefits to each of the Named Executive Officers (other than Mr. Klinger) under a tax-qualified defined benefit pension plan (the Smurfit-Stone Container Corporation Pension Plan for Salaried Employees (the “Pension Plan”, or the “JSC Pension Plan”, “Stone Pension Plan” or “Universal Pension Plan”, as defined below)) and one of three non-qualified defined benefit pension plans (the Jefferson Smurfit Corporation Supplemental Income Pension Plan II (“SIPP II”), the Jefferson Smurfit Corporation Supplemental Income Pension Plan III/Stone Top-Hat Plan/St. Laurent Paperboard Executive Supplemental Retirement Plan (“SIPP III”), or the plan established pursuant to the Executive Retirement Agreement with Mr. Klinger (the “Klinger Retirement Agreement”)). Benefits provided under the Pension Plan are based on one of two sets of plan provisions for service prior to January 1, 2007. Benefits for employees of the former Jefferson Smurfit Corporation are determined under the Jefferson Smurfit Corporation Pension Plan (the “JSC Pension Plan”) and benefits for employees of the former Stone Container Corporation are determined under the Stone Container Corporation Pension Plan (the “Stone Pension Plan”). For service after December 31, 2006, benefits are based on the provisions of the Universal Pension Plan. The following table discloses information regarding the present value of the current accrued pension benefits of the Named Executive Officers computed as of December 31, 2006. There were no payments made pursuant to these plans during the last fiscal year.

Name	Plan Name(a)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(b)(c)
Mr. Moore	Tax-Qualified Pension Plan	20	370,510
	SIPP II	20	6,517,572
	Total		6,888,082
Mr. Hinrichs	Tax-Qualified Pension Plan	12	227,189
	SIPP II	12	952,114
	Total		1,179,303
Mr. Klinger	Executive Retirement Agreement	N/A	1,289
	Total		1,289
Mr. Jackson	Tax-Qualified Pension Plan	28	400,895
	SIPP III	28	367,959
	Total		768,854
Mr. Pagano	Tax-Qualified Pension Plan	35	1,009,323
	SIPP II	35	2,014,379
	Total		3,023,702
Mr. Riconosciuto	Tax-Qualified Pension Plan	20	336,275
	SIPP III	20	768,787
	Total		1,105,062

(a)           Tax-Qualified Pension Plan means the Smurfit-Stone Container Corporation Pension Plan for Salaried Employees. All of the other plans are non-qualified plans, and are described below.

(b)          The assumptions used in computing the actuarial present value of accumulated benefits of the Named Executive Officers presented in the Pension Benefits Table are the same as those used in Note 15 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. A discount rate of 5.84% was used for the December 31, 2006 calculation. The mortality table used to estimate the life expectancy of the Named Executive Officers was the RP2000 Combined Mortality projected to 2006 on Scale AA with no collar adjustments. For lump-sum payments, an interest rate of 5.10% was used for the first five years, 5.50% for the next 15 years, and 5.80% after 20 years, and the mortality table used was the RP2000 annuitant mortality projected seven years beyond the valuation date on Scale AA with no collar adjustments, and blended 50% male and 50% female. The form of payment assumed a life annuity for Mr. Jackson and Mr. Riconosciuto, a five-year payout for Mr. Klinger and lump-sum payouts for Messrs. Moore, Hinrichs and Pagano. The assumed normal retirement age used in these computations is the earliest age at which unreduced benefits are available to a plan participant, which varies by plan as described below. The assumed normal retirement age is age 62 for Messrs. Moore, Hinrichs and Pagano (who participate in the JSC Pension Plan and SIPP II) and age 65 for Mr. Jackson and Mr. Riconosciuto (who participate in the Stone Pension Plan and SIPP III). Mr. Klinger’s normal retirement age is assumed to be 61 2/12 under the Klinger Retirement Agreement. Mr. Pagano is the only Named Executive Officer currently eligible for early retirement under any of the Company’s pension plans. No pre-retirement decrements were taken into account.

(c)           The present value of the additional pension benefits that would be due each of the Named Executive Officers under the Company’s defined benefit pension plans in the event of termination as of December 31, 2006 as a result of a change of control is $1,102,000 for Mr. Moore, $234,000 for Mr. Hinrichs, $268,000 for Mr. Klinger, $32,000 for Mr. Jackson, and $498,000 for Mr. Pagano.

Tax-Qualified Pension Plan

Salaried employees hired before January 1, 2006 are eligible to participate in this plan. The plan provisions that apply for benefit accruals before January 1, 2007 are based on the company with which the employee originally became employed. For accruals after December 31, 2006, the Universal Pension Plan provisions apply. The normal form of payment is a single life annuity with survivor options provided on an actuarial equivalent basis.

Jefferson Smurfit Corporation Pension Plan

Participants earn service for the period of employment prior to January 1, 2007. The benefit formula is 1.5% of final average earnings minus 1.2% of the primary insurance amount all multiplied by years of service. Earnings include total compensation except for payments under annual incentive plans, and any long-term incentive program or employment contract, up to the applicable tax-qualified plan compensation limit ($225,000 in 2007). Final average earnings are the average of the highest five consecutive years of earnings out of the last 10 years prior to termination. Participants vest in their benefits after completing five years of service with the Company. The normal retirement age is age 65, but participants who complete 25 years of service or are age 55 with five years of service may elect to retire early. Benefits are reduced by 5% per year from age 65 if the participant has less than 10 years of service at termination and from age 62 if the participant has at least 10 years of service.

Stone Container Corporation Pension Plan

Participants earn service for the period of employment prior to January 1, 2007. The benefit formula is 1.66667% of final average earnings multiplied by years of service up to 30 years minus the social security allowance. Earnings prior to 2007 include total compensation, and earnings after 2006 exclude compensation under the MIP, up to the applicable tax-qualified plan compensation limit ($225,000 in 2007). Final average earnings are the average of the highest 60 consecutive months of earnings out of the last 180 months prior to termination, but not less than the final average earnings as of December 31, 2006. The social security allowance determined at social security normal retirement age is 0.75% of service (up to 30 years) multiplied by the lesser of covered compensation and social security final average compensation (three-year average of lesser of earnings or social security wage bases preceding termination). Participants vest in their benefits after completing five years of service with the Company. The normal retirement age is age 65, but participants who are age 55 with 10 years of service may elect to retire early. Benefits are reduced by 6% per year from age 65 on the portion of the benefit formula before reduction for the social security allowance. The social security allowance is reduced 6.667% for the first five years, 5.333% for the next three years, 4% for the next two years and 2.667% for the next two years for years between commencement and social security normal retirement age.

Universal Pension Plan

Participants earn service for the period of employment with the Company for the period after December 31, 2006. The benefit formula is 0.9% of final average earnings plus 0.4% of final average earnings in excess of covered compensation, all multiplied by years of service up to 30 years (or 30 years less service earned prior to January 1, 2007 under the predecessor plan). Earnings include total compensation except for payments under the MIP, certain other annual incentive plans and any long-term incentive program or employment agreement, up to the applicable tax-qualified plan compensation limit ($225,000 in 2007). Final average earnings are the average of the highest five consecutive years of earnings out of the last 10 years prior to termination. Participants vest in their benefits after completing five years of service with the Company. The normal retirement age is age 65, but participants who are age 55 with 10 years of service may elect to retire early. Benefits are reduced by 6% per year from age 65.

SIPP II

SIPP II was designed to provide a benefit to certain participants selected by the Jefferson Smurfit Corporation Board of Directors. The Company has not admitted new participants into this plan since 1998, and only four currently active officers of the Company are participants, including Messrs. Moore, Hinrichs and Pagano. Participants earn service for the period of employment with the Company. The benefit formula is 2.5% of final average earnings multiplied by service limited to 20 years plus 1.0% of final average earnings multiplied by service in excess of 20 years minus 1.2% of the primary insurance amount multiplied by service and less the benefit earned under the tax-qualified pension plan. The portion of the benefit earned for service after December 31, 2006 (before the tax-qualified offset) is adjusted by a fraction the numerator of which is the portion of the Universal tax-qualified benefit that is earned for service after December 31, 2006 and the denominator of which is the tax-qualified benefit that would have been earned for service after December 31, 2006 if the JSC Pension Plan provisions had not been amended. Earnings are base pay plus amounts earned under the MIP. Final average earnings are the average of the highest five consecutive years of earnings out of the last 10 years prior to termination. All of the current participants in this plan are vested in their benefits. The normal retirement age is age 65, but participants who are age 55 with five years of service may elect to retire early. The benefit is reduced by 5% per year from age 65 if the participant has less than 10 years of service at termination and from age 62 if the participant has at least 10 years of service. For the portion of the benefit earned for service after December 31, 2006, the early commencement factors are applied to the respective benefits before the fractional adjustment described above is made. The normal form of payment is a single-life annuity. Participants may elect to receive their benefits in the form of a lump-sum distribution or another optional form, which is actuarially equivalent, by making a written election by December 31, 2007.

SIPP III

SIPP III restores benefits to participants whose compensation exceeds the applicable tax-qualified plan compensation limits ($225,000 in 2007). The provisions of SIPP III are the same as the relevant portion of the Pension Plan described above, except earnings above the applicable tax-qualified plan compensation limit are used. This SIPP III benefit is then offset by the Pension Plan benefit.

Executive Retirement Agreement with Mr. Klinger

The Klinger Retirement Agreement was designed to provide a target benefit to Mr. Klinger. Service is earned while he is employed by the Company. The benefit formula is 50% of final average earnings less the annuity equivalent of the benefit earned under his previous employer’s pension plan and benefits earned under any Company sponsored retirement plans excluding accruals attributable to salary deferrals and matching employer contributions. Earnings include basic salary and annual incentive bonuses, but exclude compensation under long-term incentive plans and any other bonus or incentive compensation. Final average earnings are the average of the highest four consecutive years of earnings out of the last 10 years prior to termination. Mr. Klinger is immediately vested in his benefit. Prior to completing 15 years of service with the Company, the benefit will be prorated by the ratio of service at termination to 15. Mr. Klinger is entitled to a full retirement benefit after completion of 15 years of service. Benefits commence on the first day of the seventh month following termination, if he has completed at least 15 years of service or on the first day of the seventh month following age 62 if he has not completed 15 years of service. The normal form of payment is a single-life annuity. The value of the single-life annuity benefit is converted and paid in five equal annual installments.

2006 Non-Qualified Deferred Compensation Table

The following table discloses contributions, earnings and balances under the Company’s non-qualified deferred compensation plans for each of the Named Executive Officers as of December 31, 2006. This non-qualified deferred compensation plan is no longer offered by the Company, and Mr. Moore is the only Named Executive Officer participating in the plan. He is no longer eligible to make executive contributions to the plan, and the Company makes no registrant contributions to the plan. The only contributions made to this plan were employee contributions of deferred bonus payments from 1991. Earnings in Mr. Moore’s account accrue on the basis of a fixed rate of interest tied to Moody’s Corporate Bond Yield Index plus 2%. The earnings represent an unfunded liability of the Company. Mr. Moore will be entitled to receive the payout under this plan only upon retirement or other termination of employment with the Company.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(a)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(a)
Mr. Moore	0	0	28,618	0	384,154
Mr. Hinrichs	0	0	0	0	0
Mr. Klinger	0	0	0	0	0
Mr. Jackson	0	0	0	0	0
Mr. Pagano	0	0	0	0	0
Mr. Riconosciuto	0	0	0	0	0

(a)           The amount shown in the column titled Aggregate Earnings in Last Fiscal Year for Mr. Moore is included in the Change in Pension Value & Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table, and the amount shown in the column titled Aggregate Balance at Last Fiscal Year End for Mr. Moore was reported in that column of the Summary Compensation Table.

EMPLOYMENT AGREEMENTS AND POST-TERMINATION PAYMENTS

The Company has entered into agreements (the “Employment Agreements”) with Messrs. Moore, Klinger and Hinrichs. The Employment Agreements require the executives to devote substantially all of their business time to the Company’s operations through the term of each executive’s respective Employment Agreement, unless sooner terminated by either party in accordance with the provisions of such Employment Agreement. The Employment Agreements provide that the executives shall be eligible to participate in any annual performance bonus plans, long-term incentive plans, and/or equity-based compensation plans established or maintained by the Company for its senior executive officers, including the MIP and the LTIP.

The Employment Agreements provide that if the Company terminates the executive’s employment “without cause” or the executive terminates his employment with “good reason”, the Company will: (i) pay the executive the full amount of base salary and annual bonus that the Company would have paid under the Employment Agreement had the executive’s employment continued to the end of the employment term; (ii) continue the executive’s coverage under the Company’s medical, dental, life, disability, pension, profit-sharing and other executive benefit plans through the end of the employment term; (iii) provide the executive with certain perquisites until the end of the employment term, provided that these Company-provided perquisites will be reduced to the extent the executive receives comparable perquisites without cost during a period of 36 months for Mr. Moore, and 24 months for Messrs. Klinger and Hinrichs following each executive’s employment termination (the “Post Termination Period”); (iv) continue to count the period through the end of the employment term for purposes of determining the executive’s age and service with the Company with respect to (A) eligibility, vesting and the amount of benefits under the Company’s executive benefit plans, and (B) the vesting of any outstanding stock options, restricted stock or other equity-based compensation awards; and (v) provide outplacement services.

The Employment Agreements also provide that if, within 24 months following a “change of control” of the Company, the Company terminates the executive’s employment “without cause” or the executive terminates his employment with “good reason”, the Company will: (i) pay the executive a multiple of three times for Mr. Moore, and two times for Messrs. Klinger and Hinrichs the executive’s base salary, as in effect on the date of his termination; (ii) a multiple of three times for Mr. Moore, and two times for Messrs. Klinger and Hinrichs the highest of (A) the average annual bonus paid for a prescribed period immediately preceding the executive’s employment termination, (B) the target bonus for the fiscal year in which such termination of employment occurs, or (C) the actual bonus attained for the fiscal year in which such termination occurs; (iii) continue the executive’s coverage under the Company’s medical, dental, life, disability, and other executive benefit plans for the Post Termination Period; (iv) pay the value of continued coverage during the Post Termination Period under any pension, profit-sharing or other retirement plan maintained by the Company; (v) continue to provide the executive with certain perquisites, provided that these Company-provided perquisites will be reduced to the extent the executive receives comparable perquisites without cost during the Post Termination Period; (vi) immediately vest all stock options, restricted stock and other equity-based awards; and (vii) pay for certain outplacement services to the executive. The Company generally must make the payments described above within 10 days of the executive’s employment termination. Furthermore, the Employment Agreements provide that if the payments and benefits described above would be “excess parachute payments” as defined in Code Section 280G, with the effect that the executive is liable for the payment of an excise tax, then the Company will pay the executive an additional amount to “gross up” the executive for such excise tax.

In general, each of the following transactions is considered a change in control under the Employment Agreements: (a) a third party’s acquisition of 20% or more of the Common Stock; (b) an unapproved change in the majority of the Board of Directors; (c) completing certain reorganization, merger or consolidation transactions or a sale of all or substantially all of the Company’s assets; or (d) the complete liquidation or dissolution of the Company.

The Employment Agreements also prohibit the executives from: (i) disclosing the Company’s confidential information, inventions or developments; (ii) diverting any business opportunities or prospects from the Company; and (iii) during their employment and for a period of up to two years following termination of their employment, competing with any business conducted by the Company or any of its affiliates, or soliciting any employees, customers or suppliers of the Company within the United States.

Several other executives (including Messrs. Pagano and Jackson) are parties to Employment Security Agreements (collectively, the “Severance Agreements”) with the Company. Among other things, the Severance Agreements provide for a lump sum payment based on a specified multiple of salary and bonus plus the payment of certain fringe benefits under certain circumstances within two years after a “change of control” (as such term is defined in the Severance Agreements).

The tables set forth below reflect the incremental cost to the Company of providing payments and benefits, which are generally not available on a non-discriminatory basis, in connection with any termination, including involuntary termination without cause, voluntary termination with good reason, death, and disability of each Named Executive Officer (other than Mr. Riconosciuto), or a change of control of the Company. No amounts are payable to any of the Named Executive Officers in the event that their employment is involuntarily terminated for cause, or they voluntarily terminate their employment without good reason. Only Mr. Pagano would receive additional benefits as a result of retirement because he is retirement eligible. The incremental cost to the Company for vesting stock options is reported as zero since the exercise prices of the Named Executive Officers’ outstanding stock options were greater than the Company’s stock price on December 31, 2006. The computation of health and welfare benefits is based on the assumptions applied under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106, Employer’s Accounting for Postretirement Benefits Other Than Pensions. The amounts shown in the tables assume that such terminations occur on December 31, 2006, and thus, only include amounts earned through such time. The actual amounts that would be paid out under each circumstance can only be determined at the time of separation.

Mr. Moore

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)(a)	Death ($)(c)	Disability ($)(c)	Change In Control Only ($)(a)	Change In Control and Termination without Cause or with Good Reason ($)(a)
Cash Compensation
Cash Severance	6,210,000	0	0	0	6,210,000
Long-Term Incentives
Stock Options
Unvested and Accelerated Awards	0	0	0	0	0
Restricted Stock Units
Unvested and Accelerated Awards	1,384,321	1,384,321	1,384,321	1,384,321	1,384,321
Retirement Benefits
Pension Plan	1,102,000	0	0	0	1,102,000
Qualified 401(k) Plan	22,500	0	0	0	22,500
Deferred Compensation Plan	0	0	0	0	0
Benefits
Continuation of Health & Welfare Benefits	80,000	0	0	0	80,000
Life Insurance and Death Benefit Payout	0	1,035,000	0	0	0
Disability Payments	0	0	572,000	0	0
Perquisites and Tax Payments
Perquisites	92,964	0	0	0	92,964
Outplacement	50,000	0	0	0	50,000
Excise Tax & Gross-Up	0	0	0	0	2,759,498
Total	8,941,785	2,419,321	1,956,321	1,384,321	11,701,283

Mr. Hinrichs

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)(a)	Death ($)(c)	Disability ($)(c)	Change In Control Only ($)(a)	Change In Control and Termination without Cause or with Good Reason ($)(a)
Cash Compensation
Cash Severance	1,310,400	0	0	0	1,310,400
Long-Term Incentives
Stock Options
Unvested and Accelerated Awards	0	0	0	0	0
Restricted Stock Units
Unvested and Accelerated Awards	177,809	217,261	217,261	217,261	217,261
Retirement Benefits
Pension Plan	234,000	0	0	0	234,000
Qualified 401(k) Plan	15,000	0	0	0	15,000
Deferred Compensation Plan	0	0	0	0	0
Benefits
Continuation of Health & Welfare Benefits	45,000	0	0	0	45,000
Life Insurance and Death Benefit Payout	0	409,500	0	0	0
Disability Payments	0	0	553,000	0	0
Perquisites and Tax Payments
Perquisites	39,970	0	0	0	39,970
Outplacement	50,000	0	0	0	50,000
Excise Tax & Gross-Up	0	0	0	0	633,463
Total	1,872,179	626,761	770,261	217,261	2,545,094

Mr. Klinger

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)(a)	Death ($)(c)	Disability ($)(c)	Change In Control Only ($)(a)	Change In Control and Termination without Cause or with Good Reason ($)(a)
Cash Compensation
Cash Severance	3,000,000	0	0	0	3,000,000
Long-Term Incentives
Stock Options
Unvested and Accelerated Awards	0	0	0	0	0
Restricted Stock Units
Unvested and Accelerated Awards	897,600	1,346,400	1,346,400	1,346,400	1,346,400
Retirement Benefits
Pension Plan	268,000	0	0	0	268,000
Qualified 401(k) Plan	15,000	0	0	0	15,000
Deferred Compensation Plan	0	0	0	0	0
Benefits
Continuation of Health & Welfare Benefits	34,000	0	0	0	34,000
Life Insurance and Death Benefit Payout	0	0	0	0	0
Disability Payments	0	0	665,000	0	0
Perquisites and Tax Payments
Perquisites	22,318	0	0	0	22,318
Outplacement	50,000	0	0	0	50,000
Excise Tax & Gross-Up	0	0	0	0	0
Total	4,286,918	1,346,400	2,011,400	1,346,400	4,735,718

Mr. Jackson

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Death ($)(c)	Disability ($)(c)	Change In Control Only ($)	Change In Control and Termination without Cause or with Good Reason ($)
Cash Compensation
Cash Severance	1,296,000	0	0	0	1,296,000
Long-Term Incentives
Stock Options
Unvested and Accelerated Awards	0	0	0	0	0
Restricted Stock Units
Unvested and Accelerated Awards	231,000	270,568	270,568	270,568	270,568
Retirement Benefits
Pension Plan	32,000	0	0	0	32,000
Qualified 401(k) Plan	15,000	0	0	0	15,000
Deferred Compensation Plan	0	0	0	0	0
Benefits
Continuation of Health & Welfare Benefits	41,000	0	0	0	41,000
Life Insurance and Death Benefit Payout	0	0	0	0	0
Disability Payments	0	0	588,000	0	0
Perquisites and Tax Payments
Perquisites	9,770	0	0	0	9,770
Outplacement	50,000	0	0	0	50,000
Excise Tax & Gross-Up	0	0	0	0	0
Total	1,674,770	270,568	858,568	270,568	1,714,338

Mr. Pagano

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Retirement ($)(b)	Death ($)(c)	Disability ($)(c)	Change In Control Only ($)	Change In Control and Termination without Cause or with Good Reason ($)
Cash Compensation
Cash Severance	1,055,488	0	0	0	0	1,055,488
Long-Term Incentives
Stock Options
Unvested and Accelerated Awards	0	0	0	0	0	0
Restricted Stock Units
Unvested and Accelerated Awards	160,670	78,028	200,355	200,355	200,355	200,355
Retirement Benefits
Pension Plan	498,000	0	0	0	0	498,000
Qualified 401(k) Plan	15,000	0	0	0	0	15,000
Deferred Compensation Plan	0	0	0	0	0	0
Benefits
Continuation of Health & Welfare Benefits	60,000	0	0	0	0	60,000
Life Insurance and Death Benefit Payout	0	0	329,840	0	0	0
Disability Payments	0	0	0	304,000	0	0
Perquisites and Tax Payments
Perquisites	34,830	0	0	0	0	34,830
Outplacement	50,000		0	0	0	50,000
Excise Tax & Gross-Up	0	0	0	0	0	0
Total	1,873,988	78,028	530,195	504,355	200,355	1,913,673

(a)          The receipt of payments and benefits upon termination under the Employment Agreements (for Messrs. Moore, Klinger and Hinrichs) are conditioned on the Named Executive Officers’ compliance with various restrictive covenants, including, among other things, non-competition with the Company for a two-year period, non-solicitation of employees without prior written consent, and non-solicitation of Company suppliers and customers without prior written consent.

(b)          Upon retirement (1) generally, unvested stock options become exercisable and the Named Executive Officers have the right to exercise such options until the earlier of five years from the date on which the option vests or the option’s expiration date; and (2) unvested RSUs (other than Company-matching RSUs) are settled in shares of Common Stock equal to the number of such RSUs. In order to be retirement-eligible, a named executive officer must fulfill the age and service requirements stipulated in the Company’s retirement plans and other compensation arrangements. The only Named Executive Officer who is retirement eligible as of December 31, 2006 is Mr. Pagano.

(c)          In the event of death or disability, Named Executives Officers receive (1) a lump-sum payment of cash equal to the earned pro rata portion of the target bonus under the MIP for the year in which such termination occurs; (2) generally, unvested stock options become exercisable and Named Executive Officers have the right to exercise such options until the earlier of five years from the date on which the option vests or the option’s expiration date; (3) settlement of RSUs in shares of Common Stock equal to the number of unvested RSUs; and (4) earned amounts under the Company’s pension plans, profit sharing plan, and deferred compensation plan. In addition to the benefits listed above, in the event of disability, Named Executive Officers will receive monthly payments in the amount of $7,500 until the age of 65 under the Company’s supplemental long-term disability plan. The incremental cost to the Company for providing such payments assumes a discount rate of 5.84 percent and the mortality from Revenue Ruling 96-7 for post-1994 disabilities. Furthermore, in the event of death, Messrs. Moore, Hinrichs, and Pagano are entitled to receive a lump-sum cash payment in the amount of three times their base salary, whereas all other employees, including Messrs. Klinger and Jackson, are entitled to receive two times their base salary. The incremental costs to the Company for providing such payments to Messrs. Moore, Hinrichs and Pagano is reported as one time the named executive officers’ salary, as it represents the extent to which such payments discriminate in scope and are not available to all salaried employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Thomas A. Reynolds, III, a member of the Board, is a member of the Executive Committee and partner of the law firm of Winston & Strawn LLP, which has provided, and continues to provide, legal services to the Company and its subsidiaries.

It is the responsibility of the Company’s Audit Committee to review and approve all material related party transactions pursuant to its Charter. The Audit Committee’s current practice with respect to the review and approval of related party transactions is to apply standards consistent with the director independence standards of Nasdaq and the disclosure requirements of the SEC for such transactions.

PROPOSAL 2—RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, independent registered public accounting firm for the Company since July 1982, has been appointed by the Audit Committee of the Board as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007. This selection is being presented to the stockholders for ratification.

The following table shows fees for professional services rendered by Ernst & Young LLP for 2005 and 2006:

	2005	2006
Audit Fees	$2,781,500	$2,583,500
Audit-Related Fees	391,178	1,044,680
Tax Fees	289,146	255,569
All Other Fees	0	0
Total	$3,461,824	$3,883,749

Audit fees include services for the audit of the consolidated financial statements, management’s assessment of and the effectiveness of the Company’s internal control over financial reporting, the review of the quarterly financial statements, filings of registration statements with the SEC, comfort letters for underwriters, consultation concerning financial accounting and reporting standards and international statutory audits. Audit-related fees include audits of employee benefit plans, internal control reviews and audits of disposed businesses. Tax fees include services for federal, state and foreign tax compliance and tax research assistance.

All audit, tax and other services to be performed by Ernst & Young LLP for us must be pre-approved by the Audit Committee. The Audit Committee reviews the description of the services and an estimate of the anticipated costs of performing those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval is granted usually at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, in which case the Chairman communicates such pre-approvals to the full Committee at its next meeting. During 2005 and 2006, all services performed by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with this policy. The Audit Committee reviews all relationships with Ernst & Young LLP, including the provision of non-audit services, which may relate to the independent registered public accounting firm’s independence. The Audit Committee considered the effect of Ernst & Young LLP’s non-audit services in assessing the independence of such independent registered public accounting firm and concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION. THE PERSONS NAMED ON THE ENCLOSED PROXY CARD INTEND TO VOTE THE PROXIES SOLICITED HEREBY FOR RATIFICATION UNLESS SPECIFICALLY DIRECTED OTHERWISE ON SUCH PROXY CARD.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial reporting process, including the systems of internal control and the preparation of the financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, at the direction of the Audit Committee, the Company maintains a Disclosure Committee to review, assess and ensure the accuracy of the Company’s filings and communications to security holders and the investment community as a whole.

The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures received by the Audit Committee from the independent registered public accounting firm, as required by the Independence Standards Board and SEC regulations, considered the compatibility of non-audit services with the independent registered public accounting firm’s independence, and discussed matters required under SAS 61 (Codification of Statements on Auditing Standards).

The Company’s management is responsible for the preparation and integrity of the Company’s financial statements, establishing and maintaining adequate internal control over financial reporting, and for management’s report on internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for attesting to management’s report on internal control over financial reporting, and its opinion on whether the Company maintained effective internal control over financial reporting. The Committee’s responsibility in this regard is to oversee the Company’s financial reporting process and internal control over financial reporting. Throughout the year the Audit Committee monitored the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and was satisfied that the Company would conclude that internal control over financial reporting would be effective as of December 31, 2006. Management, in fact, concluded that the Company’s internal control over financial reporting was effective as of December 31, 2006. The independent registered public accounting firm provided an attestation that management’s assessment was fairly stated in all material respects and the Company maintained effective internal control over financial reporting in all material respects as of December 31, 2006.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for the respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during 2006.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC. The Audit Committee also appointed, subject to stockholder ratification, the Company’s independent registered public accounting firm for 2007.

Submitted by the Audit Committee of the Board of Directors.

Audit Committee
Jerry K. Pearlman, Chairman
James R. Boris
James J. O’Connor
Eugene C. Sit

OTHER MATTERS

Management does not know of any other business that may be considered at the Annual Meeting. However, if any matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

The Company will bear the costs of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by electronic mail, personal interview, telephone, telegram and telefax by the directors, officers and employees of the Company. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with accountholders who are stockholders will be householding our proxy materials. As indicated in the notice previously provided by these brokers to stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or us that they will be householding communications to your address, householding will continue until you are notified otherwise.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or, if a stockholder is a direct holder of shares of our Common Stock, they should submit a written request to our transfer agent, Mellon Investor Services LLC, 480 Washington Boulevard, 27th Floor, Jersey City, NJ 07310-1900. To delist yourself from householding in the future you may write the Company at Smurfit-Stone Container Corporation, 150 N. Michigan Avenue, Chicago, Illinois 60601-7568, Attention: General Counsel, or call 312-346-6600. Upon request, we will deliver promptly a separate copy of the proxy statement.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals submitted for inclusion in the proxy statement and form of proxy for the 2008 Annual Meeting of Stockholders must be received at the corporate offices of the Company, addressed to the attention of Mr. Craig A. Hunt, Secretary, Smurfit-Stone Container Corporation, 150 N. Michigan Avenue, Chicago, Illinois 60601-7568, no later than December 5, 2007. The proposals must comply with the rules of the SEC relating to shareholder proposals. The Company’s Bylaws provide that no business may be brought before an annual meeting unless specified in the notice of meeting, brought before the meeting by or at the direction of the Board or otherwise brought by a stockholder who has delivered notice to the Company (containing certain information specified in the Bylaws) not less than 60 or more than 90 days before the anniversary date of the immediately preceding annual meeting of stockholders. A copy of the full text of these Bylaw provisions may be obtained by writing to the Secretary at the address indicated above.

By Order of the Board of Directors,

CRAIG A. HUNT
Secretary
April 3, 2007

This proxy will be voted “FOR” Items 1 and 2 if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of management. Please date, sign and mail this proxy in the enclosed envelope. No postage is required.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

	FOR all nominees	WITHHOLD AUTHORITY to vote for all nominees		FOR	AGAINST	ABSTAIN
1. Election of Directors:	☐	☐	2. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for 2007.	☐	☐	☐

Nominees:

01 James R. Boris 03 Alan E. Goldberg 05 Patrick J. Moore 07 Jerry K. Pearlman 09 Eugene C. Sit	02 Connie K. Duckworth 04 William T. Lynch, Jr. 06 James J. O’Connor 08 Thomas A. Reynolds,III 10 William D. Smithburg
		I PLAN TO ATTEND THE MEETING	WILL ATTEND ☐
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

(YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY UNLESS YOU VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET)

Signature	Signature	Date

Please sign name or names exactly as appearing on this proxy. If signing as a representative, please indicate capacity.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/sscc Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the Internet at

www.smurfit-stone.com/files/proxy.pdf

<http://www.smurfit-stone.com/files/proxy.pdf> and

www.smurfit-stone.com/files/2006annualreport.pdf

<http://www.smurfit-stone.com/files/2006annualreport.pdf>

SMURFIT-STONE CONTAINER CORPORATION

Annual Meeting, May 9, 2007

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder of Smurfit-Stone Container Corporation, a Delaware corporation, appoints CHARLES A. HINRICHS and CRAIG A. HUNT, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Chicago Club, 81 East Van Buren, Chicago, Illinois on May 9, 2007 at 10:00 a.m. (Central Time) and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, as indicated on the reverse hereof.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

FOLD AND DETACH HERE

You can now access your Smurfit-Stone Container Corporation account online.

Access your Smurfit-Stone Container Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Smurfit-Stone Container Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

****TRY IT OUT****

www.melloninvestor.com/isd/

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:                              1-800-370-1163

This proxy will be voted “FOR” Items 1 and 2 if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of management. Please date, sign and mail this proxy in the enclosed envelope. No postage is required.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR all nominees	WITHHOLD AUTHORITY to vote for all nominees			FOR	AGAINST	ABSTAIN
1.	Election of Directors	☐	☐	2.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for 2007	☐	☐	☐
Nominees:
	01 James R. Boris 03 Alan E. Goldberg 05 Patrick J. Moore 07 Jerry K. Pearlman 09 Eugene C. Sit	02 Connie K. Duckworth 04 William T. Lynch, Jr. 06 James J. O’Connor 08 Thomas A. Reynolds,III 10 William D. Smithburg					WILL ATTEND
					I PLAN TO ATTEND THE MEETING		☐
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

(YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY UNLESS YOU VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET)

Signature	Signature	Date

Please sign name or names exactly as appearing on this proxy. If signing as a representative, please indicate capacity.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/sscc-emp Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

You can view the Annual Report and Proxy Statement on the Internet at
www.smurfit-stone.com/files/proxy.pdf
<http://www.smurfit-stone.com/files/proxy.pdf> and
www.smurfit-stone.com/files/2006annualreport.pdf
<http://www.smurfit-stone.com/files/2006annualreport.pdf>

SMURFIT-STONE CONTAINER CORPORATION

VOTING INSTRUCTION CARD

Annual Meeting, May 9, 2007

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned Participant in the Smurfit-Stone Container Corporation Savings Plan, the Jefferson Smurfit Corporation Hourly Savings Plan, the Smurfit Packaging Corporation Savings Plan, the St. Laurent Paperboard Hourly Savings Plan or the Smurfit-Stone Container Corporation Hourly Savings Plan directs the Trustee to vote all shares of Smurfit-Stone Container Corporation, a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Chicago Club 81 East Van Buren, Chicago, Illinois, on May 9, 2007 at 10:00 a.m. (Central Time) and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, as indicated on the reverse hereof. The Trustee is hereby directed to authorize the proxies to vote in their discretion upon such other matters as may properly come before the meeting and at any adjournment or postponement thereof.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

¤   FOLD AND DETACH HERE   ¤

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.                                      Call toll-free 1-866-540-5760 using a touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.                                      Vote via the Internet. The Web address is http://www.proxyvoting.com/sscc-emp

or

3.                                      Mark, sign and date your Voting Instruction Card and return it promptly in the enclosed envelope.